
    As filed with the Securities and Exchange Commission on November 3, 2005
                              Registration No. ___

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              China Agritech, Inc.
             (Exact name of registrant as specified in its charter)

    Delaware                         2870                       75-2955368
(State or other          Primary Standard Industrial         (I.R.S. Employer
  jurisdiction           Classification Code Number)         Incorporation or
of organization)                                          Identification Number)



                            Telephone: +852 6555 1799
          (Address and telephone number of principal executive offices)

            20 Dalian Road, Pingfang Development Zone, Harbin, China
(Address of principal place of business or intended principal place of business)

                                   Copies to:

                                   Charles Law
                                King and Wood LLP
                               650 Page Mill Road
                               Palo Alto, CA 94304


Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the  Securities  Act,  check the following box and list the
Securities  Act  Registration   Statement   number  of  the  earlier   effective
Registration Statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act
Registration Statement number of the earlier effective Registration Statement for the same offering. [_]


                                       1

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act
Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]


                         CALCULATION OF REGISTRATION FEE

Title of each class     Amount to be         Proposed maximum     Proposed maximum       Amount of
of securities to be     registered           offering price       aggregate offering     registration
registered                                   per unit             price                  fee
Common Stock, $.001     2,429,064 Shares     $3.90 (1)            $9,473,350             $1,115(1)
par value                                                         (1)

Total                   2,429,064 Shares     $3.90 (1)            $9,473,350             $1,115 (1)
                                                                  (1)


(1) Calculated in accordance with Rule 457(c).


                                EXPLANATORY NOTE

A filing fee of $561.07was paid upon the original filing of this registration statement on July 22, 2005 for 1,588, 996 shares of common stock. The Registrant has increased the number of shares being registered to 2,429,064 for a total fee owed of $1,115. Thus, the fee owed for this amended Form SB2 is $553.93.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     SUBJECT TO COMPLETION, October __, 2005


                              China Agritech, Inc.
                                2,429,064 Shares
                                  Common Stock

This prospectus covers the resale by the selling stockholders of up to 2,429,064 (Two million four hundred twenty nine thousand and sixty four) shares of our common stock.

These securities are more fully described in the section of this prospectus titled "Description of Securities".

These securities are being registered to permit resale of the securities offered by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the securities by the selling stockholders.

The selling stockholders may, but are not obligated to, offer all or part of their shares of common stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

Our common stock is currently quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "CAGC.OB." On September 29, 2005, the last reported sale price on our common stock was $3.90 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING AT PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is October ____, 2005.

                              CHINA AGRITECH, INC.

                                TABLE OF CONTENTS

                                                                            Page
Prospectus Summary                                                             4
Risk Factors                                                                   8
Use of Proceeds                                                               21
Market for Common Equity and Related Stockholder Matters                      21
Management's Discussion and Analysis or Plan of Operation                     22
Business                                                                      28
Management                                                                    37
Director and Executive Compensation                                           38
Certain Relationships and Related Transactions                                40
Security Ownership of Certain Beneficial Owners and Management                41
Selling Security Holders                                                      42
Description of Securities                                                     43
Plan of Distribution                                                          46
Legal Matters                                                                 47
Experts                                                                       47
Changes In and Disagreements With Accountants on Accounting and
Financial Disclosure                                                          47
Where You Can Find Additional Information                                     47
Financial Statements                                                          48


China Agritech, Inc. is the trademark of China Agritech, Inc. and Tailong logo is a trademark of Pacific Dragon Fertilizer Co., Ltd. ("Pacific Dragon"). All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus in deciding whether to purchase the securities. We have not authorized anyone to provide information different from that contained in this prospectus. The information contained in the prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities. This prospectus gives effect to a 1 for 1.14 forward stocks split effected on May 12, 2005.


                               PROSPECTUS SUMMARY

This summary highlights selected information about China Agritech, Inc. and the offering that is contained elsewhere in this prospectus. You should read the entire prospectus before making an investment decision, especially the information presented under the heading "Risk Factors" on page 8 and the financial statements and related notes included elsewhere in this prospectus, as well as any other documents to which we refer you. Except as otherwise indicated by context, references in this prospectus to "we," "us," "our" or the "Company" are to the combined business of China Agritech, Inc. and its wholly-owned direct subsidiary, China Tailong Holdings Company Limited ("Tailong" or "Tailong Holdings"), and Tailong's 90% owned subsidiary, Pacific Dragon, and in each case does not include the selling stockholders. References to "China" or to the "PRC" are references to the People's Republic of China. This prospectus contains forward-looking statements and information about us. See "Forward-Looking Statements" on page 20.

                                   OUR COMPANY

China Agritech, Inc. was originally incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Throughout our existence we have changed our business model several times, and have conducted no substantive business from 1986 to 2005.

We  have  experienced   several  corporate  name  changes  as  follows:   Argyle
Corporation in January 1960, Basic Empire in November 1963, Basic Empire Corp in December 1976 and China Agritech, Inc. in May 2005.

On February 3, 2005, we acquired all of the issued and outstanding securities of Tailong from the stockholders of Tailong (the "Tailong Stockholders") in exchange for 10,606,158 shares of our common stock.

Tailong was  incorporated  on October  27, 2003 under the laws of Hong Kong.  On
October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operation. Harbing Yinlong Industrial, a limited Company established under the Company Law of PRC ("Yinlong Industrial), owns the remaining 10% of Pacific Dragon.


     Pacific Dragon is a foreign invested enterprise established in China on May 20, 1994. At the time of its establishment, Pacific Dragon was a "contractual joint venture" as defined in China's laws on foreign invested enterprises. The three joint venturers were Yinlong Industrial, Beijing Taiming Applied Technology Institute ("Taiming"), a Chinese domestic company, and Cathay-Pacific Enterprises Ltd. ("CPE"), a Canadian company. Yinlong contributed RMB1,890,000 (equivalent to US$228,000), Taiming contributed a patent with a value of RMB1,160,000 (equivalent to US$140,000) and CPE contributed US$150,000 to the registered capital of the contractual joint venture. Of the total registered capital, Yinlong Industrial contributed 43%, Taiming contributed 27% and CPE contributed 30%. Yinlong Industrial, Taiming and CPE, also agreed that any profits from Pacific Dragon would be distributed 41%, 10%, and 49%, respectively.

     On June 8, 2004, Tailong Holdings and the three joint venturers of Pacific Dragon entered into a Transfer of Capital Contribution and Profit Agreement (the "Capital Transfer Agreement"). Under this Capital Transfer Agreement, CPE transferred all its 30% capital contribution and 49% profit sharing right in Pacific Dragon to Tailong Holdings; Taiming transferred all of its 27% capital contribution and 10% profit sharing right in Pacific Dragon to Tailong Holdings; and Yinlong Industrial transferred 33% capital contribution and 31% profit sharing right in Pacific Dragon to Tailong Holdings. As a result of such transfer, Yinlong Industrial has 10% capital contribution and 10% profit sharing right in Pacific Dragon. As a result of this transfer, Pacific Dragon had only two equity holders: Tailong Holdings, which held a 90% of equity interest in Pacific Dragon, and Yinlong Industrial, which held a 10% equity interest in Pacific Dragon, and the profit sharing ratio in Pacific Dragon between the two equity holders, Tailong Holdings and Yinlong Industrial, is 90% and 10%, respectively.

     Upon the execution of the Capital Transfer Agreement and as of October 9, 2004, Pacific Dragon changed its status to become an "equity joint venture" as defined in China's laws on foreign invested enterprises. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Association provide for a term of 15 years with registered capital of US$500,000. Upon expiration of the 15-year term, Pacific Dragon may apply for and get an extension of the term.

     Since its establishment, Pacific Dragon has developed, tested, and produced various types of organic liquid compound fertilizers. Pacific Dragon's main products include "LvLingBao II", "LvLingBao III", "Tailong I", and other customized crop fertilizers tailored to customers' specific requirements.

     Our principal executive office is located at Room 20 Dalian Road, Pingfang Development Zone, Harbin, China. Our telephone number is 852 6555 1799.


                                  THE OFFERING

Common stock to be outstanding after the offering    14,343,615 shares

Common stock offered by the selling stockholders     2,429,064 shares

OTCBB Trading Symbol                                 CAGC.OB

Use of Proceeds                                      We will receive no proceeds
                                                     from  the  sale of share of
                                                     common   stock    in   this
                                                     offering.


                          SUMMARY FINANCIAL INFORMATION

The following table summarizes our consolidated statement of operations data and balance sheet for the periods presented. You should read this information in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations", and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Our financial statements are prepared in accordance with United States generally accepted accounting principles ("GAAP"). Note that historical results are not necessarily indicative of future results.


Statement of Operation Information:                                                  China Tailong Holdings Co. Ltd.
-----------------------------------
                                                  Six months ended June 30,              Year ended December 31,
                                                   2005               2004               2004               2003
                                               ------------       ------------       ------------       ------------

                                               $ 15,170,045       $  7,681,604       $ 15,850,044       $ 12,179,847

Sales, net of VAT
Cost of goods sold                               (7,909,617)        (4,530,725)        (8,153,463)        (6,450,245)
                                               ------------       ------------       ------------          ------------

Gross profit                                      7,260,428          3,150,879          7,696,581             5,729,602
Selling expenses                                 (1,378,798)          (644,716)        (1,443,943)           (1,867,311)
General and administrative expenses                (979,635)          (224,785)          (517,831)             (835,715)
                                               ------------       ------------       ------------          ------------

Income from operations                            4,901,995          2,281,378          5,734,807             3,026,576
Other income (expenses), net                       (639,988)           (36,753)               818                (3,269)
                                               ------------       ------------       ------------          ------------

Income before taxation                            4,262,007          2,244,625          5,735,625             3,023,307
Provision for income taxes                       (1,837,463)          (724,454)        (1,982,252)           (1,016,577)
                                               ------------       ------------       ------------          ------------

Income before minority interest                   2,424,544          1,520,171          3,753,373             2,006,730
Minority interest                                  (353,784)              --                 --                    --
                                               ------------       ------------       ------------          ------------

Net income                                     $  2,070,760       $  1,520,171       $  3,753,373          $  2,006,730
                                               ============       ============       ============          ============

Basic and diluted earnings per share           $       0.15       $       0.13       $       0.35          $       0.19
                                               ============       ============       ============          ============

Basic and diluted weighted average number of
  shares outstanding                             13,985,405         12,091,628         10,606,158            10,606,158
                                               ============       ============       ============          ============


Balance Sheet Information:
--------------------------               June 30,     December 31,
                                           2005           2004
                                       ------------   ------------

Cash and cash equivalents              $    897,180   $     38,065

Working capital                        $  8,260,126   $  4,249,430

Total assets                           $ 17,307,157   $  7,582,971

Total shareholders' equity             $  8,405,900   $  5,377,882

AN INVESTMENT IN OUR COMMON STOCK IS HIGHLY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS BEGINNING ON PAGE 8.


                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information in this prospectus, including our financial statements and the related notes. Except for historical information, the information in this prospectus contains "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus. The risks described below address all material risks to us and our investors, as currently known to us. Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward looking statements doe not apply to companies that issue penny stock. Because we issue penny stock, the safe harbor for forward looking statements does not apply to us.


Risks Related to Our Business and Industry

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN 2005 AND THE INABILITY TO RAISE ADDITIONAL CAPITAL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

Based on current reserves and anticipated cash flow from operations, we currently anticipate that the available funds will be sufficient to meet our anticipated needs for working capital, capital expenditures, and business expansion until the end of 2005. Thereafter, we may need to raise additional funds. Furthermore, if any of our assumptions are incorrect, we may need to raise capital before the end of 2005. If we cannot raise funds we may need to cancel programs and/or capital expenditures and lay-off employees thereby having a material adverse effect on our business, results of operations and financial condition.


IF ADDITIONAL FUNDS ARE RAISED THROUGH THE ISSUANCE OF EQUITY OR CONVERTIBLE DEBT SECURITIES, THE PERCENTAGE OWNERSHIP OF OUR STOCKHOLDERS WILL BE REDUCED, STOCKHOLDERS MAY EXPERIENCE ADDITIONAL DILUTION AND SUCH SECURITIES MAY HAVE RIGHTS, PREFERENCES AND PRIVILEGES SENIOR TO THOSE OF OUR COMMON STOCK.

If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated acquisition opportunities, develop or enhance services or products or respond to competitive pressures.

WE ARE THE PRODUCT OF A RECENT REORGANIZATION, AND HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

On February 3, 2005, we completed reorganization with Tailong pursuant to an Agreement and Plan of Reorganization (the "Reorganization Agreement"). We intend on continuing the business operations of Tailong in the PRC through its ninety percent owned subsidiary, Pacific Dragon. We have only a limited operating history as a combined company upon which you can evaluate our business and prospects, and we have yet to develop sufficient experience regarding actual revenues to be received from our combined operations.

You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including, but not limited to the ability to grow and prosper and finance such growth. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

OUR FERTILIZER REGISTRATION CERTIFICATE IS SUBJECT TO GOVERNMENTAL CONTROL AND RENEWAL AND IF WE CANNOT RENEW OUR FORMAL FERTILIZER REGISTRATION CERTIFICATE, WE WILL NOT BE ALLOWED TO MANUFACTURE AND SELL OUR FERTILIZER PRODUCTS IN CHINA.

To produce fertilizer in China, a manufacturer must obtain a Fertilizer Registration Certificate issued by the Ministry of Agriculture of the PRC. The registration may be interim or formal. The interim registration is valid for one year and applies to fertilizer in the stage of "in-the-field" test and test selling. All fertilizers that can be sold on the market upon completion of in-the-field test and test selling must be formally registered. The formal Fertilizer Registration Certificate is valid for five years. Within 6 months before the formal Fertilizer Registration Certificate expires, the manufacturer may apply for renewal. If the Ministry of Agriculture of PRC approves the renewal application, the registration will be valid for another five years. Pacific Dragon holds a Formal Fertilizer Registration Certificate issued by the Ministry of Agriculture of PRC on September 3, 2002, which expires in December 2007. Although the Ministry of Agriculture usually approves the application for renewal there is no guarantee that the Ministry of Agriculture will renew Pacific Dragon Formal Fertilizer Registration Certificate. If we cannot renew our formal fertilizer registration certificate, we will not be allowed to manufacture and sell our fertilizer products in China.

WE SELL OVER 58% OF OUR PRODUCTS THROUGH TEN DISTRIBUTORS AND IF WE LOSE ANY ONE
OF  THESE  RELATIONSHIPS,   WE  WILL  HAVE  DIFFICULTIES  REPLACING  SUCH  MAJOR
DISTRIBUTORS AND SUCH LOSS WOULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

Currently we sell over 58% of our fertilizer products through our ten established major distributors. If we lose any one of these relationships, we will have difficulties finding new major distributors to distribute our products which would have a negative impact on our sales and revenue. Further, our dependence on a few large distributors including Shenyang Military Farm, Shunda Agricultural Products Distributing Company, and Ms. Yaqi Wang could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if our distributors stop conducting business with us. We are also subject to additional risks of such a concentrated distributor base to the extent such distributors do not make timely payments or any payments at all.

WE ARE HIGHLY DEPENDENT ON CHANG YU, OUR CEO, PRESIDENT AND CHAIRMAN OF THE BOARD OF DIRECTORS AND LOSS OF THIS OFFICER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We are currently highly dependent upon the ability and experience of Chang Yu, our CEO, President and Chairman of the Board of Directors. He is directly involved in all of our business operations on a day-to-day basis. Chang Yu entered into an Employment Contract with Pacific Dragon for the term of three years from January 6, 2005 to January 5, 2008. There can be no assurance that we will be able to retain this officer after the expiration of the term of the

Employment Contract with him. If we lose this officer, we must attract, recruit and retain an equally competent person to take his place. There is no assurance that we will be able to find such an employee. If we fail to find one or find one timely, our business operation will be adversely affected and our net profits may drop.

OUR ABILITY TO EFFECTIVELY IMPLEMENT OUR BUSINESS STRATEGY DEPENDS UPON, AMONG OTHER FACTORS, THE SUCCESSFUL RECRUITMENT AND RETENTION OF ADDITIONAL HIGHLY SKILLED AND EXPERIENCED MANAGEMENT AND OTHER KEY PERSONNEL AND WE CANNOT ASSURE THAT WE WILL BE ABLE TO HIRE OR RETAIN SUCH EMPLOYEES.


We must attract recruit and retain a sizeable workforce of technically competent employees. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced management and other key personnel. These individuals are difficult to find in the PRC. We cannot assure that we will be able to find, hire or retain such employees.

WE DEPEND ON ONLY ONE FACTORY TO MANUFACTURE OUR PRODUCTS AND ANY DISRUPTION OF THE OPERATIONS IN THE FACTORY WOULD HAVE A SIGNFICANT NEGATIVE IMPACT ON OUR BUSINESS.

We conduct all of our operations from one factory in Harbin, China. Any disruption of the operations in the factory would have a significant negative impact on our business by negatively impacting our ability to deliver products. Although we currently maintain insurance to protect against damage and loss of our manufacturing facility, machinery and other leasehold improvements, any material damage to, or the loss of, the factory due to fire, severe weather, flooding or other cause, could suspend or affect our manufacturing activities.

THE FAILURE TO MANAGE GROWTH EFFECTIVELY COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

If we are successful in obtaining rapid market growth of our organic liquid compound fertilizers, we will be required to deliver large volumes of quality products to customers on a timely basis and at a reasonable cost to those customers. Such demand can require substantial working capital to fund purchases of raw materials and supplies. We cannot assure, however, that business will rapidly grow or that our efforts to expand manufacturing and quality control activities will be successful or that we will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. We will also be required to continue improving our operations, management and financial systems and controls. The failure to manage growth effectively could cause an increase in our costs and reduction in our net profits.

WE DEPEND ON A FEW SUPPLIERS AND ANY DISRUPTION WITH OUR SUPPLIERS WOULD DELAY PRODUCT SHIPMENTS AND ADVERSELY AFFECT OUR RELATIONSHIPS WITH OUR CUSTOMERS.

We depend on a few suppliers, and any disruption with those suppliers could have an adverse effect on our business. We have developed relationships with a limited number of suppliers for materials that are otherwise generally available. We have volume purchase agreements with our major suppliers. Our main suppliers of humic acid, chemical raw materials and plastic goods (i.e. plastic bottles and barrels) are Inner-Mongolia Humic Acid Factory, Beijing Zhongxin Chemical Industry and Technological Development Company, Harbin office of Mudanjiang Longjiang Chemical Industry Factory, and Harbin Huangyan Plastic Manufacturing Company, respectively. Although we believe that alternative suppliers are available to supply materials, any interruption in the supply from any supplier could delay product shipments and adversely affect our relationships with our customers.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS AND ANY SUBSTANTIAL PRICE INCREASES WOULD ADVERSELY IMPACT OUR PROFIT MARGIN AND FINANCIAL POSITION TO THE EXTENT WE ARE UNABLE TO PASS ON HIGHER RAW MATERIAL AND ENERGY COSTS TO OUR CUSTOMERS.

The main raw materials of our products are humic acid and other organic and inorganic elements. Our main suppliers of humic acid, chemical raw materials and plastic goods (i.e. plastic bottles and barrels) are Inner-Mongolia Humic Acid Factory, Beijing Zhongxin Chemical Industry and Technological Development
Company, Harbin office of Mudanjiang Longjiang Chemical Industry Factory, and Harbin Huangyan Plastic Manufacturing Company, respectively. The prices for our raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feedstocks, market demand, and freight costs. The prices for these raw materials may vary significantly in the future based upon changes in these factors. We may not be able to adjust our product prices, especially in the short term, to recover the increased costs in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

THE QUALITY OF THE RAW MATERIALS IS BEYOND OUR CONTROL. IF THE QUALITY OF THESE RAW MATERIALS IS POOR, WE COULD LOSE CUSTOMERS WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

The quality of the raw materials is beyond our control. If the quality of these raw materials is poor, we could inadvertently ship substandard products to our distributors and customers and jeopardize customers relationships.

OUR BUSINESS IS HIGHLY DEPENDENT UPON PROPRIETARY TECHNOLOGIES WHICH WE LICENSE FROM THIRD PARTIES AND THE LOSS OF SUCH RIGHTS OR A JUDICIAL FINDING OF INFRINGEMENT UPON THE PROPRIETARY RIGHTS OF ANOTHER WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Our business is highly dependent upon proprietary technologies of the formula and manufacturing process of highly concentrated organic liquid compound fertilizer with humic acid and amino acid as major ingredients. Our success depends on the knowledge, ability, experience and technological expertise of our employees and on the legal protection of proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to products and manufacturing processes. We cannot guarantee the degree of protection these various claims may or will afford, or that competitors will not independently develop or patented technologies that are substantially equivalent or superior to our technology. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements. There is a non-disclosure clause in the License Agreement between Pacific Dragon and Chang Yu. According to the License Agreement, Chang Yu shall keep the confidentiality of the technology and refrain from licensing the technology to any third party or using the technology for his benefit. If the terms of the License Agreement are violated, the breaching party will be liable for damages caused to the other party. However, there can be no assurance as to the degree of protection these contractual measures may or will afford. We do not have patents issued or patent applications pending in China. If we are found to be infringing third party patents, may not be able to continue production of our products or obtain licenses with respect to such patents on acceptable terms, if at all. The failure to obtain necessary licenses could interrupt product shipment or the introduction of new products. In addition, attempts to design around such patents could foreclose the development, manufacture or sale of products and cost thousands of dollars.

WE HAVE LIMITED INSURANCE COVERAGE FOR PRODUCTS DEFECTS. ANY PRODUCT DEFECT CLAIMS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS,FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We warrant our products against any defects. We have obtained a policy of product liability insurance to cover losses from personal injuries or property damage caused by our products. For the year between June 28, 2005 and June 27, 2006, the insurance limit is RMB4,000,000 in total. Though there have been no claims in the past, in the event we experience a significant increase in warranty claims, there is no assurance that our insurance coverage will be sufficient.

OUR  CORPORATE  STRUCTURE  AND CERTAIN  AGREEMENTS  CREATE  RESTRICTIONS  ON THE
PAYMENT OF DIVIDENDS, MAKING DISTRIBUTIONS, AND PLACING RESTRCITIONS ON THE CONVERSION OF LOCAL CURRENCY WHICH COULD NEGATIVELY IMPACT OUR SHAREHOLDERS.

Our holding company structure creates restrictions on the payment of dividends. We have no direct business operations, other than our ownership of Tailong and Pacific Dragon. While we have no current intention of paying dividends, should we decide in the future to do so our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from Tailong and Pacific Dragon. In addition, Pacific Dragon, our operating subsidiary, from time to time, may be subject to restrictions on its ability to make distributions, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.


ADVERSE  WEATHER HAS A MAJOR EFFECT ON DEMAND FOR OUR  PRODUCTS.  SINCE  ADVERSE
WEATHER CONDITIONS MAY DELAY THE APPLICATION OF OUR FERTILIZERS OR RENDER OUR FERTILIZERS UNNECESSARY, SUCH CONDITIONS COULD ADVERSELY AFFECT OUR SALES.

Poor weather conditions may have a major adverse effect on demand for our products. Weather conditions may delay the application of fertilizer or render it unnecessary. If any natural disaster such as flood, drought, hail, tornado, or earthquake takes place, crop yields will be adversely impacted. We, in some cases, will allow our distributors to purchase products partially on credit. Similarly, the distributors may sell the fertilizer to farmers partially on credit. If any natural disaster occurs, our distributors will not be able to collect the payments from the farmers. As a result, we may suffer financially due to delay or failure of repayment.

ANY MATERIAL DISRUPTION OR SLOWDOWN IN OUR ORDER PROCESSING SYSTEMS MAY CAUSE ORDERS TO BE LOST OR TO BE SHIPPED OR DELIVERED LATE AND LEAD TO LOST CUSTOMERS.

Any material disruption or slowdown in our order processing systems resulting from labor disputes, mechanical problems, human error or accidents, fire, natural disasters, or comparable events could cause delays in our ability to receive and distribute orders and may cause orders to be lost or to be shipped or delivered late. As a result, customers may cancel orders or reject goods on account of late shipments, which would result in a reduction of net sales and could increase administrative and shipping costs.

FERTILIZERS   POSE  CERTAIN   SAFETY  RISKS.   ANY  ACCIDENT,   WHETHER  AT  THE
MANUFACTURING FACILITIES OR FROM THE USE OF THE PRODUCTS, MAY RESULT IN SIGNIFICANT PRODUCTION DELAYS OR CLAIMS FOR DAMAGES RESULTING FROM INJURIES.

The Manufacture of fertilizers poses certain safety risks, such as physical injury or sickness, which could affect our business. Although we incorporate safety procedures in research, development and manufacturing processes that are designed to minimize safety risks, we cannot assure that accidents will not occur. Any accident, whether at the manufacturing facilities or from the use of the products, may result in significant production delays or claims for damages resulting from injuries. These types of losses could have a material adverse effect on our business, financial condition and results of operations.

WE  FACE  COMPETITION  FROM  DOMESTIC   COMPETITORS  AS  WELL  AS  MULTINATIONAL
FERTILIZER PRODUCERS AND SUCH COMPETITION COULD CUASE OUR SALES REVENUE AND PROFITS TO DECLINE.

Despite having advanced technology and producing high quality organic liquid compound fertilizers, we face competition from domestic competitors as well as multinational fertilizer producers. Competition is based on a variety of factors including maintenance of product quality, competitive pricing, delivery efficiency, customer service and satisfaction levels and the ability to anticipate technological changes. We are subject to competition from approximately 300 domestic small-sized fertilizer manufacturers. The number of these small companies changes from time to time. Given the competition, which will likely increase in the future, our sales and profits may be adversely affected. Furthermore, we are facing more severe competition from international producers and traders who import fertilizers into China from abroad. The products that are imported and traded range from single chemical elements like urea, phosphate and potash to standard nitrogen phosphate, potassium ("NPK") compound fertilizers. Qualities of imported products are generally higher and more stable than domestic fertilizers.

OUR COMPETITORS INCLUDE SOME MANUFACTURERS THAT PRODUCE POOR QUALITY FERTILIZERS COUNTERFEITING OUR TRADEMARK. THESE COUNTERFEIT PRODUCTS DAMAGE OUR GOODWILL IN THE MARKET AND MAY ADVERSELY AFFECT OUR BUSINESS.

Our competitors include some manufacturers that produce poor quality fertilizers counterfeiting our trademark. These counterfeit products damage our goodwill in the market by confusing customers. The activities of these competitors may cause us to lose customers thereby adversely affecting our business.

WE MAY SUFFER AS A RESULT OF CHINA'S  ENTRY  INTO THE WORLD  TRADE  ORGANIZATION
(WTO) BECAUSE THE RETAIL AND WHOLESALE MARKETS OF FERTILIZER WILL BE OPENED TO FOREIGN COMPANIES.

After China was accepted into the WTO, the Chinese government lessened protection for the domestic fertilizer manufacturing industry. According to the Chinese government, by December 11, 2006, the retail and wholesale markets of fertilizer will be opened to foreign companies. This will adversely affect the profitability of the domestic fertilizer industry in China. This industry will be further adversely impacted because China will gradually reduce tariffs and quotas for foreign chemical fertilizers due to China's WTO commitments. As a result, fertilizer imports to China will rise significantly and foreign fertilizer manufactures and distributors may directly compete with domestic fertilizer manufactures. Competition in the fertilizer market in China will continuously increase and may reduce our sales and profits.

WE MAY NOT BE SUCCESSFUL IN DEVELOPING AND INTRODUCING NEW PRODUCTS WHICH WOULD MAKE OUR COMPANY LESS COMPETITIVE.

We are developing new formulas to improve the effectiveness of our products. We cannot guarantee that the attempt to develop and introduce such new fertilizer formulas will be successful. If attempts fail, we will not be as competitive in the marketplace and our sales and profits may fall.

WE MAY HAVE OFFICERS AND DIRECTORS WITH EXISTING RESPONSIBILITIES TO OTHER BUSINESSES IN ADDITION TO OUR COMPANY AND AS A RESULT, CONFLICTS OF INTEREST BETWEEN US AND THE OTHER ACTIVITIES OF THOSE PERSONS MAY OCCUR FROM TIME TO TIME.


The persons serving as our officers and directors have existing responsibilities and, in the future, may have additional responsibilities, to provide management and services to other entities in addition to us. As a result, conflicts of interest between us and the other activities of those persons may occur from time to time. We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to us and our shareholders as fiduciaries, which requires that such officers and directors exercise good faith and integrity in handling our affairs. However, the existing responsibilities limit the amount of time such officers and directors can spend on our affairs.

Risks Related to Doing Business in China

Pacific Dragon operates from facilities that are located in China. Accordingly, its operations must conform to the governmental regulations and rules of China.

THE PRC LEGAL SYSTEM HAS INHERENT UNCERTAINTIES THAT COULD LIMIT THE LEGAL PROTECTIONS AVAILABLE TO US.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing commercial matters. The overall effect of legislation enacted over the past 20 years has significantly enhanced the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors.

The practical effect of the PRC's legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the corporation laws found in the United States.

Second, while the enforcement of substantive rights may appear less clear than enforcement procedures in the United States, Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies that enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. The Chinese legal infrastructure is significantly different in operation from its United States counterpart, and may present a significant impediment to the operation of Foreign Invested Enterprises.

Pacific Dragon is organized under the laws of the PRC and is governed by its articles of association. These uncertainties could impale our ability to enforce our rights or to defend ourselves against the claims of third parties.

PRC ACCOUNTING LAWS MANDATE ACCOUNTING PRACTICES WHICH MAY NOT BE CONSISTENT WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THEREFORE OUR FINANCIALS AND THEIR INTERPRETATION INVOLVE UNCERTAINTIES.


PRC accounting laws mandate accounting practices which may not be consistent with U.S. Generally Accepted Accounting Principles. The China accounting laws require that an annual "statutory audit" be performed in accordance with PRC accounting standards and that the books of account of Foreign Invested Enterprises be maintained in accordance with Chinese accounting laws. Article 14 of the PRC Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designate financial and tax authorities, at the risk of business license revocation. The translation of the financial statement from the requirements of the PRC to US GAAP, requires interpretation and the exercise of judgment.


PRC ECONOMIC REFORM POLICIES OR NATIONALIZATION COULD RESULT IN A TOTAL INVESTMENT LOSS IN OUR COMMON STOCK.

Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

Although the Chinese government owns the majority of the productive assets in China, including mines and quarrying sites, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

     -    We will be able to capitalize on economic reforms;
     - The Chinese government will continue its pursuit of economic reform policies;
     -    The economic policies, even if pursued, will be successful;
     -    Economic policies will not be significantly altered from time to time;
          and
     -    Business   operations   in  China   will   not   become   subject   to
          nationalization.

Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austere measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets. These measures may adversely affect our operations.

There can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions. A material change in reforms on economic policy could cause instability or other harmful effects.

BECAUSE PACIFIC DRAGON, OUR OPERATING COMPANY, IS INCORPORATED UNDER THE LAWS OF THE PRC, AND SUBSTANTIALLY ALL OF OUR ASSETS ARE LOCATED IN THE PRC. YOU MAY EXPERIENCE DIFFICULTIES IN EFFECTING SERVICE OF LEGAL PROCESS, ENFORCING FOREIGN JUDGMENTS OR BRINGING ORIGINAL ACTIONS IN THE PRC BASED ON U.S. OR OTHER FOREIGN LAW AGAINST OUR MANAGEMENT AND US.

Pacific Dragon, our operating company, is incorporated under the laws of the PRC, and substantially all of our assets are located in the PRC. In addition, substantially all of our directors, managers, and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon certain directors, supervisors or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the United Kingdom, Japan or many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States and any of the other jurisdictions mentioned above in relation to any matter may be difficult or impossible. Furthermore, an original action may be brought in the PRC against us, our directors, managers, or executive officers only if the actions are not required to be arbitrated by PRC law and Pacific Dragon's articles of association, and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

BECAUSE WE RECEIVE SUBSTANTIALLY ALL OF OUR REVENUE IN RENMINBI, WHICH CURRENTLY IS NOT A FREELY CONVERTIBLE CURRENCY, AND THE GOVERNMENT CONTROLS THE CURRENCY CONVERSION AND THE FLUCTUATION OF THE RENMINBI, WE ARE SUBJECT TO CHANGES IN THE PRCS' POLITICAL AND ECNOMONIC DECISIONS.

We receive substantially all of our revenues in Renminbi, which currently is not a freely convertible currency. The Chinese government may, at its discretion, restrict access in the future to foreign currencies for current account transactions. The value of the Renminbi against the U.S. dollar and other currencies fluctuates and is affected by, among other things, changes in the PRC's political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People's Bank of China, which are set daily based on the previous day's inter-bank foreign exchange market rates and current exchange rates on the world financial markets. Since 1994, the official exchange rate for the conversion of Renminbi to U.S. Dollars generally has been stable. Any devaluation of the Renminbi, however, may materially and adversely affect the value of, and any dividends payable on, our shares in foreign currency terms, since we will receive substantially all of our revenues, and express our profits, in Renminbi. Our financial condition and results of operations also may be affected by changes in the value of certain currencies other than the Renminbi. Our results may be adversely affected by changes in the political and social conditions in the PRC, and changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

THE GROWTH OF THE CHINESE ECONOMY HAS BEEN UNEVEN ACROSS GEOGRAPHIC REGIONS AND ECONOMIC SECTORS, AND A DOWNTURN IN CERTAIN REGIONS IN WHICH WE DO BUSINESS OR IN OUR ECONOMIC SECTOR WOULD SLOW DOWN OR INTERRUPT OUR GROWTH AND PROFITABILITY.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. For example, during the years between 1978 and 2000, the per capital GDP growth rate of Fujian Province in Southeastern China was 12% while that of Gansu Province in Northwestern China was 5.3% (Source: New China Statistical Materials Compilation for 50 Years and 2001 China Annual Statistics). There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business. Our profitability may decrease due to a downturn in the Chinese economy, a specific geographic area or economic sector. More specifically, the expansion of our sales area in the less economically developed central and western provinces of China will depend on those provinces achieving certain income levels.

ANY OCCURRENCE OF SERIOUS INFECTIOUS DISEASES, SUCH AS RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME (SARS) CAUSING WIDESPREAD PUBLIC HEALTH PROBLEMS, COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

A renewed outbreak of SARS or other widespread public health problems in China, where all of our revenue is derived, and in Harbin, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of public health-related factors, including the following:

     O quarantines or closures of our factories or subsidiaries which would severely disrupt its operations;

     o    the sickness or death of the key officers and employees; and

     o    general slowdown in the Chinese economy resulting from an outbreak.

Any of the foregoing events or other unforeseen consequences of public health problems could result in reduction in net sales of our products.


BECAUSE IT IS LIKELY THAT THE PRC WILL ADOPT ADDITIONAL ENVIRONMENTAL REGULATION AND ADDITIONAL OR MODIFIED REGULATIONS RELATING TO THE MANUFACTURE, TRANSPORTATION, STORAGE, USE AND DISPOSAL OF MATERIALS USED TO MANUFACTURE OUR PRODUCTS OR RESTRICTING DISPOSAL OF ANY WASTE WILL INCREASE OUR OPERATING COSTS.


National, provincial and local laws impose various environmental controls on the manufacture, storage, use and disposal of fertilizer and/or of certain chemicals used in the manufacture of fertilizer. Although we believe that our operations are in substantial compliance with current environmental regulations, there can be no assurance that changes in such laws and regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. In addition, China is experiencing substantial problems with environmental pollution. Accordingly, it is likely that the national, provincial and local governmental agencies will adopt stricter pollution controls. Any such regulation relating to the manufacture, transportation, storage, use and disposal of materials used to manufacture our products or restricting disposal of any waste will increase our operating costs.

Risks Related to Our Common Stock

THE MARKET PRICE FOR OUR COMMON STOCK MAY BE VOLATILE WHICH COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.


The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

     o    actual or anticipated fluctuations in our quarterly operating results,

     o    announcements of new products by us or our competitors,

     o    changes in financial estimates by securities analysts,

     o    conditions in the fertilizer market,

     o changes in the economic performance or market valuations of other companies involved in fertilizer production,

     o    announcements   by  our   competitors  of  significant   acquisitions,
          strategic partnerships, joint ventures or capital commitments,

     o    additions or departures of key personnel, or

     o    potential litigation.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock. Such fluctuation could result in the complete loss of your investment.

WE MAY ISSUE ADDITIONAL SHARES OF OUR CAPITAL STOCK TO RAISE ADDITIONAL CASH FOR WORKING CAPITAL. IF WE ISSUE ADDITIONAL SHARES OF OUR CAPITAL STOCK, OUR STOCKHOLDERS WILL EXPERIENCE DILUTION IN THEIR RESPECTIVE PERCENTAGE OWNERSHIP IN US.

We may issue additional shares of our capital stock to raise additional cash for working capital. If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in us.

A LARGE PORTION OF OUR COMMON STOCK IS CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS AND AS A RESULT, THESE STOCKHOLDERS ARE ABLE TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES ON VARIOUS MATTERS.

A large portion of our common stock is held by a small number of stockholders. For instance, Chang Yu holds 77% of the Company's common stock, Halter Financial group holds 6.3%, and Xiaorong Teng and Wong Tak Shing Eddie each holds 4.3%. As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and other corporate transactions including business combinations.

THE OCCURRENCE OF SALES OF A LARGE NUMBER OF SHARES OF OUR COMMON STOCK, OR THE PERCEPTION THAT THESE SALES COULD OCCUR, MAY AFFECT OUR STOCK PRICE AND COULD IMPAIR OUR ABILITY TO OBTAIN CAPITAL THROUGH AN OFFERING OF EQUITY SECURITIES.


The occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities. This will have an adverse affect on the business by restricting access to working capital to fund growth and operations. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK WHICH MAY MAKE IT DIFFICULT TO SELL SHARES OF OUR COMMON STOCK.

Our common stock is traded on the over-the-counter market through the Over-the-Counter Electronic Bulletin Board. While there is an active trading market for our common stock, it is small. Further, there can be no assurance that an active trading market will be maintained. We cannot assure you that our common stock will ever be included for trading on any stock exchange or through any other quotation system (including, without limitation, the NASDAQ Stock Market, American Stock Exchange or New York Stock Exchange).

WE ARE LIKELY TO REMAIN SUBJECT TO "PENNY STOCK" REGULATIONS AND AS A CONSEQUENCE THERE ARE ADDITIONAL SALES PRACTICE REQUIREMENTS AND ADDITIONAL WARNINGS ISSUED BY THE SEC.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a stockholder's ability to resell the common stock.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market.

WE ARE RESPONSIBLE FOR THE INDEMNIFICATION OF OUR OFFICERS AND DIRECTORS WHICH COULD RESULT IN SUBSTANTIAL EXPENDITURES, WHICH WE MAY BE UNABLE TO RECOUP.

Our Bylaws provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. This indemnification policy could result in substantial expenditures, which we may be unable to recoup.


COMPLIANCE WITH THE SARBANES-OXLEY ACT COULD COST HUNDREDS OF THOUSANDS OF DOLLARS, REQUIRE ADDITIONAL PERSONNEL AND REQUIRE HUNDREDS OF MAN HOURS OF EFFORT, AND THERE CAN BE NO ASSURANCE THAT WE WILL HAVE THE PERSONNEL, FINANCIAL RESOURCES OR EXPERTISE TO COMPLY WITH THESE REGULATIONS.

The US Public Company Accounting Reform and Investor Protection Act of 2002, better known as Sarbanes-Oxley, is the most sweeping legislation to affect publicly traded companies in 70 years. Sarbanes-Oxley created a set of complex and burdensome regulations. Compliance with such regulations requires hundreds of thousands of dollars, additional personnel and hundreds of man hours of effort. There can be no assurance that we will have the personnel, financial resources or expertise to comply with these regulations.


                           FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act (the "Exchange Act"). We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including, among other things:

     - general economic and business conditions, both internationally and in the PRC markets,
     -    our   expectations   and   estimates   concerning   future   financial
          performance, financing plans, and the impact of competition,
     -    our ability to implement our growth strategy,
     -    anticipated trends in our business,
     -    advances in technologies, and
     -    other risk factors set forth under "Risk Factors" in this prospectus.

In addition, in this prospectus, we use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for forward looking statements doe not apply to companies that issue penny stock. Because we issue penny stock, the safe harbor for forward looking statements does not apply to us.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is quoted on the OTC Bulletin Board under the symbol "CAGC.OB". For the periods indicated, the following table sets forth the high and low bid prices per share of common stock as stated in the Over the Counter Bulletin Board Quarterly Trade. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.


                            HIGH BID      LOW BID
                            ---------     --------

First Quarter (2003)            .04          .04
Second Quarter (2003)           .04          .04
Third Quarter (2003)            .04          .04
Fourth Quarter (2003)           .05          .04
First Quarter (2004)            .25          .25
Second Quarter (2004)           .25          .25
Third Quarter (2004)            .04          .04
Fourth Quarter (2004)         21.93          .04
First Quarter (2005)          18.42          .09
Second Quarter (2005)          3.60         1.67
Third Quarter (2005)           4.50         2.05

On September 27, 2005, the closing price of our common stock on the OTCBB was $3.90.

                                     HOLDERS
                                     -------

     As of August 30, 2005, we had approximately 954 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

            Management's Discussion and Analysis or Plan of Operation

In addition to the historical information, this prospectus contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in this section. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Quarterly Report on Form 10-QSB for the six-month period ended June 30, 2005, Form 10-QSB for the three-month period ended March 31, 2005, the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, and Current Reports on Form 8-K by the Company. Notwithstanding the above, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act expressly state that the safe harbor for the forward looking statements does not apply to companies that issue penny stock. Because we issue penny stock, the safe harbor for the forward looking statements does not apply to us.


The following discussion and analysis should be read in conjunction with the financial statements and the notes thereto, included as part of this prospectus.

Overview

China Agritech Inc. (formerly known as Basic Empire Corporation and Argyle Mining Company) was originally incorporated on January 5, 1925 under the laws of the State of Nevada for the development of mining claims. In 1970, we changed our business activities to the development of properties in Southern California. These and similar efforts to change the business were not successful and we have been dormant since 1986.

On August 10, 2004, we merged with and into a newly formed wholly-owned Delaware subsidiary of the same name for the purpose of changing our corporate domicile from Nevada to Delaware. On February 3, 2005, we acquired all of the issued and outstanding securities of Tailong from the Tailong Stockholders in exchange for 10,606,158 shares of our common stock.

Tailong was incorporated on October 27, 2003 under the laws of Hong Kong. On October 9, 2004, Tailong acquired a 90% interest of Pacific Dragon, which conducted Tailong's only business operation. Harbin Yinlong Industrial Ltd., a limited company established under the Company Law of China ("Yinlong Industrial") owns the remaining 10% of Pacific Dragon and has a 10% profit sharing right of Tailong. Mr. Chang Yu, our President and Ms. Teng Xiaorong, one of our Vice Presidents, own 85% and 15% of Yinlong Industrial respectively. Yinlong Industrial provides wholesale and retail construction materials, automobile parts, mechanical equipment, and wood products to companies in the PRC.

Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Association provide for a term of 15 years with registered capital of $500,000. Pacific Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in 11 provinces of the PRC. Pacific Dragon conducts on-going research and development to enhance concentration of the organic liquid compound fertilizers and lower the manufacturing cost. The principal researchers in Pacific Dragon are Mr. Liu Shuhua and Mr. Liu Kangde. The annual expense on research and development is around RMB300,000 to RMB500,000 (approximately $36,276 to $60,460). As of June 24, 2005, we have an approximate annual production capacity of 5000 metric tons ("MT") for organic liquid compound fertilizers.

Immediately after the acquisition on February 3, 2005, all existing officers and directors of the Company resigned and the management of Tailong was elected and appointed to such positions, thereby effecting a change of control. Although Tailong became a wholly-owned subsidiary of the Company following the transaction, because the transaction resulted in a change of control, the transaction was recorded as a "reverse merger" whereby Tailong was considered to be the accounting acquirer of the Company. Because the Company's recent operations have been limited to the operations of Pacific Dragon, the discussion below of the Company's performance is based upon the Company's consolidated financial statements as of and for the three-month period ended March 31, 2005 and the financial statements of Tailong for the year ended December 31, 2004 included in this prospectus.

Results of operations - Three-month period ended June 30, 2005

Sales, net of VAT
-----------------

Our sales represent sales of fertilizers, net of value added tax (VAT). Net sales increased by 85% from $5,519,830 for the three-month period ended June 30, 2004 to $10,184,925 for the same corresponding period in 2005. The increase in sales amount mainly reflects the increase in sales volume, which was largely attributable to the Company's expanded promotional activities by developing integrated marketing campaigns through traditional media and the Company entering new markets in the southern regions of China. The Company commenced entering the markets in the northern regions of China only from 2004.

Gross profit
------------

Gross profit was $4,642,910 and $2,085,390, respectively for the three-month period ended June 30, 2005 and 2004, representing a gross profit margin of 46% and 38%, respectively. The increase in gross profit margin was mainly caused by the increase in sales of the product, "LuLingBao III" which has higher margins than the old formula product which the Company has not sold since the end of 2004.

Selling expenses
----------------

Total selling expenses increased by 140% from $422,123 for the three-month period ended June 30, 2004 to $1,011,984 for same corresponding period in 2005. The increase was mainly caused by the combined effects of the increases in advertising expenses of $96,386, business trip expenses of $136,945, delivery and transportation expenses of $316,071, and commission to salespersons of $57,071, which were in line with the increase in sales, and the decreases in certain other selling expenses.

General and administrative expenses
-----------------------------------

Total general and administrative expenses increased by 269% from $124,919 for the three-month period ended June 30, 2004 to $461,298 for the same corresponding period in 2005. The increase was mainly due to the specific provision for uncollectible trade receivable from a customer of $192,771, and the increase in business trip expenses in line with the expansion of the Company's business.


Income From Operations
----------------------

Income from operations increased by 106% from $1,538,348 for the three-month period ended June 30, 2004 to $3,169,628 for the same corresponding period in

2005. The increase was mainly attributable to the expansion of the Company's business, as reflected in the increase in gross profit and operating expenses discussed in the above.

Provision for income taxes
--------------------------

Provision for income taxes represents the PRC Enterprise Income Tax provided at a rate of 33% on the income from operations of Pacific Dragon. The increase of provision for income taxes by 94% from $573,789 for the three-month period ended June 30, 2004 to $1,113,788 for the same corresponding period in 2005 was in line with the increase in income from operations of Pacific Dragon.

Minority interest
-----------------

For the three-month period ended June 30, 2005, minority interest represented the profit of Pacific Dragon attributable to the 10% equity interest not owned by the Company. No minority interest was recorded for three months ended June 30, 2004 as before the acquisition of 90% equity interest in Pacific Dragon by Tailong on October 9, 2004, Tailong and Pacific Dragon were under common control.

Results of operations - Six-month period ended June 30, 2005

Sales, net of VAT
-----------------

Our sales represent sales of fertilizers, net of value added tax (VAT). Net sales increased by 97.5% from $7,681,604 for the six-month period ended June 30, 2004 to $15,170,045 for the same corresponding period in 2005. The increase in sales amount mainly reflects the increase in sales volume, which was largely attributable to the Company's expanded promotional activities by developing integrated marketing campaigns through traditional media and the Company entering new markets in the southern regions of China. Before 2004, the Company concentrated in the northern regions of China.

Gross profit
------------

Gross profit was $7,260,428 and $3,150,879, respectively for the six-month period ended June 30, 2005 and 2004, representing a gross profit margin of 48% and 41%, respectively. The increase in gross profit margin was mainly caused by the increase in sales of the product, "LuLingBao III" which has higher profit margins than the old formula product which the Company has no longer sold since the end of 2004.

Selling expenses
----------------

Total selling expenses increased by 114% from $644,716 for the six-month period ended June 30, 2004 to $1,378,798 for same corresponding period in 2005. The increase was mainly caused by the combined effect of increases in advertising expenses of $118,072, business trip expenses of $159,058, delivery and transportation expenses of $354,738, and sales commission of $135,039, which were in line with the increase in sales, and the decreases in salaries of $17,699 due to the cut in the number of sales staff, and certain other selling expenses.

General and administrative expenses
-----------------------------------

Total general and administrative expenses increased by 336% from $224,785 for the six-month period ended June 30, 2004 to $979,635 for the same corresponding period in 2005. The increase was mainly due to the specific provision for uncollectible trade receivable from a customer of $192,771, the professional fees of $452,210 incurred after the reverse acquisition of Tailong, and the increase in business trip expenses in line with the expansion of the Company's business.

Income From Operations
----------------------

Income from operations increased by 115% from $2,281,378 for the six-month period ended June 30, 2004 to $4,901,995 for the same corresponding period in 2005. The increase was mainly attributable to the expansion of the Company's business, as reflected in the increase in gross profit and operating expenses discussed above.

Other income (expenses)
-----------------------

For the six-month period ended June 30, 2005, the Company incurred merger costs of $640,000, which consisted of a financial advisory fee for the reverse acquisition of Tailong in February 2005. No such expense was incurred for the six months ended June 30, 2004.

For the six-month period ended June 30, 2004, the Company disposed of certain property, plant and equipment and recorded a loss on disposal of $35,756. For the six months ended June 30, 2005, the Company did not dispose of any property, plant and equipment.

Provision for income taxes
--------------------------

Provision for income taxes represents the PRC Enterprise Income Tax provided at a rate of 33% on the income from operations of Pacific Dragon. The increase of provision for income taxes by 154% from $724,454 for the six-month period ended June 30, 2004 to $1,837,463 for the same corresponding period in 2005 was in line with the increase in income from operations of Pacific Dragon.

Minority interest
-----------------

For the six-month period ended June 30, 2005, minority interest represented the profit of Pacific Dragon attributable to the 10% equity interest not owned by the Company. No minority interest was recorded for six months ended June 30, 2004 as before the acquisition of 90% equity interest in Pacific Dragon by Tailong on October 9, 2004, Tailong and Pacific Dragon were under common control.

Financial condition, liquidity, capital resources

For the six-month period ended June 30, 2005, we generated $1,984,219 from operating activities, used $50,079 in investing activities and used $1,075,025 to repay amounts owing to shareholders and related companies.

As of June 30, 2005, we had cash of $897,180. Our current assets were $16,227,944 and our current liabilities were $7,967,818, which resulted in a current ratio of 2.04.

As of June 30, 2005, we had $1,350,000 of cash held in escrow account, which arose from the sale of 590,283 and 235,516 shares of our common stock pursuant to the stock purchase agreements dated February 3, 2005 and June 13, 2005, respectively. The funds shall be released subject to the fulfillment of the conditions set out in the escrow agreements entered into by the Company pursuant to the stock purchase agreements. Following the filing of a registration statement on Form SB-2 on July 22, 2005, $1,000,000 has already been released to the Company.

We anticipate, based on the scale of our existing operations, that our projected cash flows from operations would be sufficient to support our planned operations for the next twelve months. Our projection of future cash requirements is affected by numerous factors, including but not limited to, changes in customer receipts, fertilizers industry trends, operating cost fluctuations, and unplanned capital spending.

The Company's need for capital may change dramatically as a result of any business acquisition or combination transaction. There can be no assurance that the Company will identify any such business, product, technology or company suitable for acquisition in the future. Further, there can be no assurance that the Company would be successful in consummating any acquisition on favorable terms or that it will be able to profitably manage the business, product, technology or company it acquires respond to competitive pressures. Such inability could have a material adverse effect on our business, results of operations and financial condition.

As of June 30, 2005, we did not have any material commitments for capital expenditures.


Critical accounting policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company considers the following accounting policies to be critical within the SEC's definition:

Use of estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates based on historical experience and on various assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions relate to collectibles of accounts receivable, accruals, income taxes, inventory realization, long-lived assets impairment and other factors. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ from these estimates under different assumptions or conditions.

Merger cost
-----------

The total amount of $640,000 was paid to HFG International, Limited ("HFG") for its financial advisory and consulting services pursuant to the Financial Advisory Agreement dated November 17, 2004, as amended on December 23, 2004, between Tailong Holdings and HFG.

Minority interest
-----------------

Before the entering into of the Capital Transfer Agreement on June 8, 2004, Tailong Holdings and Pacific Dragon had been under common control as the shareholders of Tailong Holdings were also the former owners of the joint venture partners of Pacific Dragon. Accordingly, the financial statements for the year ended December 31, 2004 are actually "combined" financial statements, which have been prepared by combining the accounts of Tailong Holdings and Pacific Dragon. On such basis, no minority interest has been calculated for the combined financial statements for the year ended December 31, 2004.


                                    BUSINESS

Background

We were incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. Throughout our history we have conducted various ventures. Since 1986 we have not conducted any material business.

We  have  experienced   several  corporate  name  changes  as  follows:   Argyle
Corporation in January 1960; Basic Empire in November 1963; Basic Empire Corp in December 1976 and China Agritech, Inc. in May 2005.

On March 29, 2004, we, among other things, had a 1-for-5.6 share reverse split of our common stock and decreased the par value of the common stock from $0.10 per share to $0.001 per share.

On May 25, 2004, we sold 714,285 post-reverse split shares of restricted common stock to Halter Financial Group, Inc., an entity owned by Timothy P. Halter, at the price of $0.28 per share for gross proceeds of $200,000 ("May 2004 Private Placement"). As a result of the May 2004 Private Placement, Halter Financial Group, Inc. became our controlling shareholder owning approximately 66% of our common stock. On the following day, Timothy P. Halter was appointed as the sole director and elected as our Chief Executive Officer, President, Chief Financial Officer, Chairman of the Board and Secretary.

On May 25, 2004, we agreed to pay Little and Company Investment Securities, an entity owned by Glenn A. Little, our former controlling stockholder, officer, and director, an aggregate $30,000, consisting of $11,000 in advances for working capital and $19,000 in consulting fees related to the May 2004 Private Placement and as additional consideration for maintaining the corporate entity.

On August 10, 2004 we merged with and into a newly formed wholly-owned Delaware subsidiary of the same name for the purpose of changing our corporate domicile from Nevada to Delaware. The new entity maintained the same capital structure as the pre-incorporated entity.

On February 3, 2005, we completed the Reorganization whereby we acquired all of the issued and outstanding capital stock of Tailong in exchange for issuing 10,606,158 shares of our restricted common stock.

Following the Reorganization on February 3, 2005, we completed a private placement (the "February 2005 Private Placement"). Subject to a number of restrictions including a right of rescission, we sold 590,284 shares of our common stock for $1,000,000 to two investors (the "February Investors"). Each February Investor completed a stock purchase agreement, the form of which is filed as an exhibit to our Form 8K which was filed on February 3, 2005.

Tailong was  incorporated  on October  27, 2003 under the laws of Hong Kong.  On
October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducts Tailong's only business operation. Yinlong Industrial, a limited company established under the Company Law of PRC, owns the remaining 10% of Pacific Dragon. Mr. Chang Yu, our President, and Ms. Teng Xiaorong, one of our Vice Presidents, own 85% and 15% of Yinlong Industrial respectively. Yinlong Industrial provides wholesale and retail construction material, automobile parts, mechanical equipment, and wood products to companies in the PRC.

Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise and its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Associations provide for a term of 15 years with registered capital of $500,000. Pacific

Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in 11 provinces of China. Pacific Dragon conducts on-going research and development to enhance concentration of the organic liquid compound fertilizer and lower the manufacturing cost. The principal researchers are Liu Shuhua and Liu Kangde. The annual expense for research and development is around RMB300,000-RMB500,000 ($36,276-$60,460). As of September 30, 2004, we had an
approximate annual production capacity of 5000 metric tons ("MT") for organic liquid compound fertilizers.

On May 12, 2005, we:
     (1) changed the name of the Company to China Agritech, Inc. in order to reflect our new business of manufacturing and marketing liquid fertilizer products;
     (2) allowed the Board of Directors to set the number of directors in accordance with the Company's bylaws;
     (3) amended and restated the Certificate of Incorporation; and effected a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock.
     (4) filed our amended and restated Certification of Incorporation with the Secretary of the State of Delaware.

     Principal Products and Services
     -------------------------------

Through Tailong, and its subsidiary Pacific Dragon, we develop and produce various organic liquid compound fertilizers which are made from the combination of organic elements such as humic acid and amino acid, inorganic elements such as nitrogen, phosphorus and potassium, microelements such as boron, iron, zinc, manganese and molybdenum, and other active and stimulative agents.

Humic acid is the main and unique component of organic liquid compound fertilizers. It is a complex mixture of organic acids, produced mostly by the decomposition of plant material and lignin(1). Humic acid, through the chelation(2) of ions, have an often favorable effect on living organisms. It affects soil weathering and fertility, the pH value and alkalinity of natural waters, trace metal chemistry and bioavailability(3), the degradation and transport of hydrophobic organic chemicals, the formation of disinfection by-products during water treatment, and heterotrophic(4) production in black-water ecosystems. Fluid humic acid fertilizer products are widely recommended as they can be easily mixed with water and sprayed.

Since its establishment, Pacific Dragon has developed, tested, and produced various types of organic liquid compound fertilizers, all of which obtained the Interim Registration Certificates issued by the PRC Ministry of Agriculture in 1999 and the formal Registration Certificates in 2002. Pacific Dragon's products are proven to be innocuous, harmless, and residue and hormone free by the Report issued by Heilongjiang Quarantine Station in China, and can be effectively used in green agricultural production.
-------------------------
(1) Lignin is a complex polymer that binds to cellulose fibers and strengthens the cell walls of plants.

(2) Chelation occurs when organic compounds form coordinate bonds with metals through two or more atoms of the organic compound.

(3) The degree or rate at which a substance is able to be absorbed (4) Heterotrophic producers require minerals and organic substrates to receive carbon for growth and development.

Pacific Dragon's main products include "LvLingBao II", "LvLingBao III", "Tailong I," and other customized crop special fertilizers tailored to customers' specific requirements. The characteristics and properties of the three main products are as follows:

LvLingBao II: This product consists of humic acid, nitrogen, phosphor, potassium, and microelements such as boron, iron, zinc, manganese, molybdenum etc,. active agent, simulative agent, and opsonin agent. LvLingBao II is used for the fertilization of crops, plants, and trees.

LvLingBao III: This product consists of humic acid, nitrogen, phosphor, potassium, and microelements such as boron, iron, zinc, manganese, molybdenum etc., and amino acid, active agent, simulative agent, and opsonin agent.

Tailong I: This product can be used to fertilize a variety of crops and plants with stable efficacy. Tailong I is developed on the base of LvLingBao III, with adjustments in amino acid, active agent, and simulative agent, so that vegetables can more easily absorb the nutrients. Tailong I is used as a fertilizer for crops, plants, and trees.

Efficacies of our products are as follows:

- Promote photosynthesis, root system growth and transmitting of nutrient to seeds;
- Equilibrate absorption of nutrient and speed the plant's maturity by 5 days on average;
- Eliminate the damage of harmful radicals to plant apparatus, and increase content of protein and vitamin, so that the plants are of better quality and more commercial value.
- Accelerate the accumulation of photosynthesis materials and thus cell concentration and reservation ability increase noticeably, and all kinds of resistance of plants enhance significantly.
- Increase the utilizing rate of basic fertility, reduce the acidification and hardening of soil because of fertilizer, and reduce the harmful effect the harmful effect on plants.
- Can be used along with neutral or acidic pesticides and increase efficacy mutually. As such, they are applicable to large scale spraying operation by machine or plane.

The main raw materials of Pacific Dragon's products are humic acid and other organic and inorganic elements. China is abundant in these minerals and organic elements. Humic acid, the main component of the products is mainly mined from a soft, brownish-black coal called lignite. China is a major force in world coal production and consumption. China has large lignite reserves according to the survey of energy resources published by the World Energy Council.

There are numerous suppliers and vendors of raw materials in China. Pacific Dragon has entered into written contracts with several trade vendors. Pacific Dragon's main suppliers are Inner-Mongolia Humic Acid Factory, Beijing Zhongxin Chemical Development Company, and Harbin Huangyan Plastic Manufacturing Company which are Pacific Dragon's major suppliers of humic acid, chemical raw materials, and plastic products, respectively.

     Principal Markets
     -----------------

The principal markets for Pacific Dragon's products lie within China. China has the world's largest population of nearly 1.3 billion people. The per capita irrigated land of China is 0.04 hectare (Source:)2003 China statistics Yearbook), which is only approximately 50% of that of the United States (Source:
US Census Bureau www.census.gov). Total arable land area has been decreasing with the growth of the Chinese economy since 1978. With the reduction of arable land and the increase of the population, there is a significant need to increase the output of crops per hectare for China. China's crops output has increased 16% from 1988 to 2002 (In 1988, the total crops output was 394,080,000 tons and it was 457,060,000 tons in 2002. Source: Ministry of Agriculture of The People's Republic of China). Extensive use of fertilizer contributes much to the rise of grain output. The use of fertilizer in 1988 was 21,420,000 tons and 43,390,000 tons in 2002 (Source: Ministry of Agriculture of The People's Republic of China).

China's  consumption of chemical fertilizer was about 8.84 million tons in 1978;
25.90 million tons in 1990; and 43.39 million tons in 2002. China's fertilizer consumption represents approximate 30.1% of the global fertilizer consumption. The growth rate of compound fertilizer consumption in China is about 6.85% for the past 25 years. Since 2000, China has been the world's largest producer of fertilizer with total output in 2002 of 37.91 million tons, up 12.1% from 2001, which accounted for about 26.3% of the world production. To meet the gap between the demand and supply, China imports a large amount of fertilizer. In 2002, China imported 16.82 million tons of fertilizer, representing 38.8% of its fertilizers requirements. China is now the world's largest importer of fertilizers (Source:) 2003 China Statistics Yearbook). In order to improve the efficient utilization of fertilizer, the PRC Ministry of Agriculture encourages the use of organic compound fertilizers instead of single nutrients, such as urea, or chemical fertilizers. The percentage of compound fertilizers consumption in the total fertilizer consumption rose from 2% in 1980 to 24% in 2002. However, the percentage is still at a very low level compared with the average level of about 70% worldwide. It is estimated that the demand for compound fertilizer in the next decade will continue to grow (Source: China Farm Reports).


     Distribution and Customers
     --------------------------

Pacific Dragon sells most of its products through distributors in different regions of China. Pacific Dragon has established and maintained long term relationships with its major distributors who have local business experience and established regional sales networks for various geographical regions in China. Pacific Dragon holds an ordering conference in January or February each year for its major distributors to attend and place purchasing orders which are formal and written sales agreements. The sales department of Pacific Dragon also holds ordering conferences at many places in the provinces of Heilongjiang, Jilin, Liaoning, Hebei, Shandong, Jiangsu and Sichuan from time to time. Customers may also order any product directly with the company. Pacific Dragon satisfies the purchasing orders placed on a first come first served basis.

For the year ended 2004, distribution through Pacific Dragon's ten largest distributors accounted for 58% of its annual sales. Pacific Dragon's three largest distributors are as follows:

- Shenyang Military Farm, which is Pacific Dragon's largest distributor and has been its major distributor for approximately five years. The farm covers the north-eastern provinces of China and Jiangsu Province. The farm purchased approximately 570 tons of organic liquid compound fertilizers for the year of 2004 to resellers and end-users.

- Shunda Agricultural Products Distributing Company located in Heilongjiang Province purchased 373 tons of Pacific Dragon's organic liquid compound fertilizer in 2004.

- Ms. Yaqi Wang in the Hebei Province. Ms. Wang, a reseller individual, purchased 224 tons of organic liquid compound fertilizer in 2004.

Pacific Dragon offers services which include a technical hotline service to provide technical support to customers on the application of its products; an information service which includes conducting seminars, providing newsletters and providing other materials relating to its products; and a DVD distribution service which highlights product information.

Pacific Dragon is engaged in and expanding its distribution channels by developing integrated marketing campaigns through traditional media. Pacific Dragon is focusing on four primary outlets:

- Advertising in the Chinese local newspapers such as Heilongjiang Agricultural Daily and Life Daily;
- Broadcasting on Chinese local TV channels or radio stations, such as Heilongjiang Satellite Channel;
- Distribution of newsletters principally to distributors and farmers as well; and
- Participation in activities held by the local governments to promote knowledge of fertilizers.

     Industry Background and Competition
     -----------------------------------

There are many small fertilizer producers in China that supply low quality fertilizers and liquid compound fertilizers with annual output of less than 1000 MT. Due to economy of scale, these small producers are generally less cost effective, have low quality control, and minimal product development capabilities. Generally, the single or dual chemical nutrients supplied by these producers are less effective at boosting the growth of plants as compared to Pacific Dragon's organic liquid compound fertilizers.

The compound fertilizer industry is largely fragmented with most competitors operating small regional factories serving local markets. Most fertilizer companies in China do not promote their products through brand name recognition.

Another group of competitors are international producers and the traders who import fertilizers into China. The fertilizer products that are imported and traded range from single chemical elements like urea, phosphate, and potash to standard NPK compound fertilizers. Qualities of imported products are generally higher and more stable than domestic fertilizers. However, due to import duties, import license fees, and shipping and transportation expenses, imported fertilizers are normally not price competitive. In addition, the total quantities imported are also limited by the import quota system imposed by the Chinese government.

Pacific Dragon specializes in producing organic liquid compound fertilizers that are specifically made to suit local plant, soil, and climate conditions. There are not many competitors in Pacific Dragon's selected markets capable of producing customized fertilizers. Pacific Dragon believes it has the following competitive advantages:

1. Proven efficacy of our products as previously described.

2. Brand recognition - Pacific Dragon registered its Tailong logo trademark for use in connection with its fertilizers, which is used on all of our products distributed throughout China. The Tailong trademark has been registered since 1996 and enjoys brand recognition in the fertilizer industry.

3. A variety of products meeting the different needs of local farmers - Pacific Dragon's main products include "LvLingBao II", "LvLingBao III", "Tailong I" and other customized crop special fertilizers tailored to customers' specific needs.

4. Market development - Pacific Dragon sells most of its products through its major distributors who have local business experience and established regional sales networks for various geographical regions in China. Pacific Dragon holds an ordering conference in January or February each year for its major distributors to attend and to place purchasing orders. The sales department of Pacific Dragon also holds ordering conferences in the provinces of Heilongjiang, Jilin, Liaoning, Hebei, Shandong, Jiangsu and Sichuan. Customers may order any product by directly placing the orders with the company. Pacific Dragon offers services which include a technical hotline service that provides technical support to customers on the application of its products; an information service which includes conducting seminars, providing newsletters and providing other materials related to its products; and a DVD distribution service which highlights product information. Pacific Dragon also expanded its distribution channels by developing integrated marketing campaigns through traditional media such as newspapers, television stations, radios and newsletters.

5. China's import quota system - Import of fertilizer is subject to annually adjusted quotas. For the year 2005, the quota for imported compound fertilizer
is                                3,290,000                                 ton.
(source:http://wmfzj.mofcom.gov.cn/aarticle/aa/200412/20041200318328.html)
Although the quota will increase gradually in accordance with China's WTO commitment, the existence of a quota is currently advantageous to domestic fertilizer manufacturers such as Pacific Dragon.

6. Working with local farming supply bureaus and cooperatives- Local farming supply bureaus and cooperatives have established a sales presence in most villages, towns, and counties. Pacific Dragon has been working with them to take advantage of their broad sales network.

7. Raw material availability- The main raw materials of Pacific Dragon's products are humic acid and other organic and inorganic elements. Humic acid, the main component of the products, is mainly mined from a soft, brownish-black coal called lignite. China has lignite reserves according to the survey of energy resources published by the World Energy Council. There are numerous suppliers and vendors of raw materials in China and Pacific Dragon has established long-term relationship with several suppliers.

Description of Property
-----------------------

Our principal executive office is located at 20 Dalian Road, Pingfang Development Zone, Harbin, China. The Company rents this property at a monthly rent of HK$12,233 (approximately $1,576). The term of the lease is from June 1, 2004 to May 31, 2006.

Pacific Dragon leases one non-operational building, one operational factory, and one office building located at 20 Dalian Road, Harbin, the PRC from Yinlong Industrial for an annual rental of RMB1,200,000 (approximately $150,000). The term of the lease is 10 years, from January 1, 2004 to January 1, 2014. Yinlong Industrial owns 10% interest of Pacific Dragon. Mr. Chang Yu and Ms. Teng Xiaorong own 85% and 15% interest of Yinlong Industrial respectively.


Intellectual Property
---------------------

We own the trademark "Tailong" for use in connection with fertilizer. The trademark is used on all of our products distributed in China.

We do not own any patents and have not applied for patents on our proprietary technology or formulas because a patent application requires a detailed description of our technology and formulas and is available to the general public. As a result, the public would have knowledge of our products' formula and could reproduce our products. This would be detrimental to our future business. Only certain of our key executives have knowledge of such proprietary technology and formulas.

Pacific Dragon entered into a License Agreement with Mr. Chang Yu on January 6, 2005. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009. The existence of this agreement is important for the success of Pacific Dragon. There are currently few competitors in China's organic liquid compound fertilizer market; if knowledge of the formulas and processes are not tightly controlled, competitors may soon emerge in the market. During the term of the agreement, Chang Yu shall keep the confidentiality of the technology and refrain from licensing the technology to any third party or using the technology for his benefit. If the terms of the License Agreement are violated, the breaching party will be liable for damages caused to the other party.

Employees
---------

We currently have approximately 60 permanent employees, including 33 employees performing administration and management functions, 18 employees performing sales functions, and 9 employees performing manufacturing functions. In addition, there are 80-90 commission-based sales associates hired by Pacific
Dragon. Also, there are 20-30 temporary workers performing manufacturing functions in the plant. Other workers are temporary employees. During peak season from March to September, the total number of workers can rise to 60. None of the employees are represented under collective bargaining agreements and all reside in China.

Government Regulation
---------------------

The following is a summary of the principal governmental laws and regulations that are or may be applicable to fertilizer manufacturing companies like Pacific Dragon in China. The scope and enforcement of many of the laws and regulations described below are uncertain. We cannot predict the effect of further developments in the Chinese legal system, including the promulgation of new laws, changes to existing laws, or the interpretation or enforcement of the laws.

All fertilizers must be registered with the governmental authority in charge of agriculture. Without such registration they may not be manufactured. The registration may be interim or formal. The interim registration is valid for one year and applies to fertilizer in the stage of in-the-field test and test selling. All fertilizers that can be sold on the market upon completion of in-the-field test and test selling must be formally registered. The formal Fertilizer Registration Certificate is valid for five years. The Ministry of Agriculture formulates and publishes the Information Requirements for Fertilizers Registration. The fertilizer manufacturer shall provide information about chemicals, effect, safety, tag in relation to its products, and a sample product in accordance with the Information Requirement for Fertilizers
Registration. The Ministry of Agriculture is responsible for issuing the Fertilizer Registration Certificate. Pacific Dragon holds a Formal Fertilizer Registration Certificate issued by the Ministry of Agriculture of PRC on September 3, 2002 and the certificate's expiration date is December 2007.

To date, Pacific Dragon, to its knowledge, has complied with all registrations and requirements for the issuance and maintenance of all licenses required by the laws and regulations. As of December 2004, all license fees and filings are current.

There is no prohibitive cost in obtaining and maintaining licenses. The issuance of the licenses is considered a cost of doing business and fees associated with such licenses are minimal. If Pacific Dragon were to lose any of these licenses, it would only have a limited time to re-apply for such licenses and would face possible regulatory fines. But only under rare circumstances, such as the performance of illegal activities, will it lose such licenses. Pacific Dragon is not subject to any environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operations.

Legal Proceedings
-----------------

We have no pending legal proceedings. From time to time, we may be involved in various claims, lawsuits, and disputes with third parties, actions involving allegations of breach of contract incidental to the normal operations of the business.

                                   MANAGEMENT

The following table sets forth the names of all of our current directors and executive officers as of June 24, 2005. The directors will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified. Executive officers will serve at the board's discretion.

------------------------------------ -------- ----------------------------------
Name and Address                     Age      Position
------------------------------------ -------- ----------------------------------
Chang Yu                             49       Director/President/CEO/Secretary
------------------------------------ -------- ----------------------------------
Xiaorong Teng                        35       Director/Vice President of Sales
------------------------------------ -------- ----------------------------------
Tao Liang                            42       Director
------------------------------------ -------- ----------------------------------
Tak Shing Eddie Wong                 41       Vice President of Sales
------------------------------------ -------- ----------------------------------
Tik Man Tsoi                         48       Vice President of Administration
------------------------------------ -------- ----------------------------------
Li Jun Peng                          63       Chief Financial Officer/Controller
------------------------------------ -------- ----------------------------------

Chang Yu: Mr. Chang Yu has been a director and has served as our President, Chief Executive Officer and Secretary since our acquisition of Tailong on February 3, 2005. Since 1994, Mr. Chang has been serving as the Chairman of the Board of Directors of Pacific Dragon and Tailong. Mr. Chang graduated from the Heilongjiang Forestry Cadre Management Institute. From 1992 to 1994, he served as the Chairman of Board of Directors of Yinlong Industrial.

Xiaorong Teng: Ms. Teng has been a Director since June 2005 and has served as our Vice President of Sales since our acquisition of Tailong on February 3, 2005. Ms. Teng served as director of Pacific Dragon since 2000. She has also served as a director of Tailong since its incorporation in 2003. Ms. Teng worked for Yinlong Industrial from 1994 to 2000 as the general manager. She worked for Harbin Post & Telecommunication Bureau from 1992 to 1994.

Tao Liang: Mr. Tao Liang has been our director since June, 2005 and he has been serving as vice general manager of Pacific Dragon since 2000 Mr. Liang has served as the vice general manager for Yinlong Industrial from 1997 to the end of 1999. From 1993 to 1996, Mr. Liang was the general manager of Tainan Food Processing Factory in Harbin, China. From 1989 to 1992, Mr. Liang was the vice general manager of Taibao Company in Harbin China. Mr. Liang graduated from Renwen Correspondence University.

Tak Shing Eddie Wong: Mr. Wong has been our Vice President of Sales since our acquisition of Tailong on February 3, 2005. Mr. Wong served as a director of Tailong since 2004. He worked for Lim Li Fung Group-HK as a senior consultant from 1999 to 2004.

Mr. Tik Man Tsoi: Mr. Tsoi has been our Vice President of Administration since our acquisition of Tailong on February 3, 2005. He served as director of Heng An Tong Tai Investment Holding Co., Ltd. from 1999 to 2005.

Li Jun Peng: Ms. Peng has been our Chief Financial Officer and Controller since our acquisition of Tailong on February 3, 2005. Ms. Peng has been working for Pacific Dragon and later Tailong as the chief accountant since August 1997. From 1990 to 1996, Ms. Peng served as the director of the auditing faculty of Harbin Institute of Technology. From 1970 to 1989, Ms. Peng worked for Harbin Civil Administration Bureau. Ms. Peng graduated from Harbin Institute of Technology in 1968.

There are no family relationships among our directors or officers.

     Board Composition and Committees

The board of directors is currently composed of three members, Chang Yu, Xiaorong Teng and Tao Liang. All board actions require the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

We currently have no committees of Audit, Compensation, or any other committees; therefore, the board will act in the capacity of the absent committees.

     Disclosure of Commission Position of Indemnification for Securities and Liabilities

Our Amended and Restated Certificate of Incorporation, with certain exceptions, eliminates any personal liability of directors or officers to us or our stockholders for monetary damages for the breach of such person's fiduciary duty to the extent permitted by law. We have also adopted by-laws which provide for indemnification to the full extent permitted under law which includes all liability, damages, costs, or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

There are presently no material pending legal proceeding to which a director, officer, or employee of ours is a party. There is no pending litigation or legal proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

To the extent provisions of our Amended and Restated Certificate of Incorporation provide for indemnification of directors for liabilities arising under the Securities Act or the Exchange Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy and therefore are unenforceable.

     Code of Ethics

We do not yet have a Code of Ethics. Due to the recent completion of the Reorganization with Tailong, the board of directors has decided to postpone the adoption of a code of ethics until we are able to focus our business plan and develop a greater infrastructure. Once we have adopted a Code of Ethics, a copy may be obtained by sending a written request to our corporate Secretary.


                       DIRECTOR AND EXECUTIVE COMPENSATION

No cash compensation was paid to our director for services as a director during the fiscal year ended December 31, 2004. We have no standard arrangement pursuant to which our board of directors is compensated for their services in their capacity as directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than those services ordinarily required of a director. All authorized out-of-pocket expenses incurred by a director on our behalf will be subject to reimbursement upon our receipt of required supporting document of such expenses. No director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.


The following table provides compensation information for the period indicated with respect to the person who served as our President for the years ended
December 31, 2004, 2003 and 2002, and all other of our executive officers receiving total salary and bonus in excess of $100,000 during the years ended
December 31, 2004, 2003 and 2002 (collectively, the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------- -------------------------------- ----------
                                                                   Long Term Compensation
------------------------------------------------------------- -------------------------------- ----------
                                    Annual Compensation               Awards           Payouts
----------------------- ------ ------------------------------ ------------------------ ------- ----------
           (a)           (b)       (c)      (d)       (e)     (f)             (g)       (h)       (i)

                                                    Other                 Securities
                                                    Annual    Restricted  Underlying    LTIP   All Other
  Name and Principal                       Bonus   Compensa-    Stock       Options/   Payouts  Compen-
       Position          Year   Salary ($)  ($)     tion      Awards ($)    SARs (#)     ($)   sation ($)
----------------------- ------ ----------- ----- ------------ ---------- ------------- ------- ----------
Mr. Timothy Halter (1)   2004           0     0            0          0             0       0          0
----------------------- ------ ----------- ----- ------------ ---------- ------------- ------- ----------
CEO &President
----------------------- ------ ----------- ----- ------------ ---------- ------------- ------- ----------
Glenn A. Little (1)      2004           0     0            0          0             0       0          0
CEO &President           2003           0     0            0          0             0       0          0
                         2002           0     0            0          0             0       0          0
----------------------- ------ ----------- ----- ------------ ---------- ------------- ------- ----------
Chang Yu                 2005           0     0            0          0             0       0          0
CEO &President
----------------------- ------ ----------- ----- ------------ ---------- ------------- ------- ----------

(1) Our management did not spend any material time working since we had no material business. Accordingly, we did not compensate any officer or director during this time period.
(2) Chang Yu was appointed the CEO and President of the Company as of February 3, 2005 and he receives no compensation for being an officer of the Company.

STOCK OPTION GRANTS AND EXERCISES

We currently have no option, retirement, pension, or profit sharing programs for the benefit of the directors, officers or other employees, but the board of directors may recommend adoption of one or more such programs in the future.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

Pacific Dragon entered into an Employment Agreement with Mr. Chang Yu on January 6, 2005 for a term of three years, renewable after expiration subject to the agreement between the Company and the Employee. Under the Employment Agreement, Pacific Dragon hired Chang Yu to be its General Manager. His duties are to carry out the resolutions of the board of directors of the company; organize the daily operation and management of the company; and perform other duties and responsibilities in accordance with the Articles of Association of the company or granted by the board of directors. The basis and calculation method of the annual salary of Chang Yu shall depend upon evaluation of his performance each year. However, Pacific Dragon guarantees that his annual salary shall be no less than RMB120,000 (approximately $14,458) for being an officer of Pacific Dragon.


     DIVIDEND POLICY
     ---------------

Since the Reorganization, we have not paid, nor declared, any dividends and we do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Delaware law and the laws of the PRC .

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Yinlong Industrial
Yinlong Industrial, a limited company established under the Company Law of China, is principally engaged in the trading of wholesale and retail construction materials, automobile parts, mechanical equipment, and wood products to companies in the PRC. Yinlong Industrial owns 10% of Pacific Dragon. Mr. Chang Yu and Ms. Teng Xiaorong own 85% and 15% interest of Yinlong Industrial respectively.

Tailong
Tailong owns 90% interest of Pacific Dragon. The owners of Tailong are Chang Yu (10%), Teng Xiaorong (5%), Wong Tak Shing Eddie (5%) and China Tailong Group Limited (80%), a company incorporated in the British Virgin Islands on July 14, 2004. China Tailong Group Limited is owned by Chang Yu (65%), Tsoi Tik Man (30%) and Liang Tao (5%).

Pacific Dragon leases the factory and office premises which are located at 20 Dalian Road, Harbin, the PRC from Yinlong Industrial.

Pacific Dragon entered into a License Agreement with Mr. Chang Yu on January 6, 2005. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of August 30, 2005 and (i) all persons who are known to us to be beneficial owners of five percent or more of the common stock, (ii) each of our Directors, and (iii) all current Directors and executive officers as a group.

NAME AND ADDRESS OF                     SHARES BENEFICIALLY           % OF CLASS
BENEFICIAL OWNER (1)                           OWNED                     OWNED
Chang Yu (2)                                10,881,918                   77.0

Xiaorong Teng                                  604,552                    4.3
Tak Shing Eddie Wong                                 0                      0
China Tailong Group Ltd                      9,672,816                   69.0

Halter Financial Group, Inc.                   883,512                    6.3
Address: 12890 Hilltop Road
Argyle, Texas 76226(3)

Lijun Peng                                           0                      0
Tik Man Tsoi                                         0                      0

Officers and Directors as a group           11,486,470                    80%
(five persons)

--------------------------------------------------------------------------------

(1) Unless otherwise stated, the address of all persons in the table is c/o China Agritech, Inc., 20 Dalian Road, Pingfang Development Zone, Harbin, China.
(2) Includes 1,209,102 shares of common stock held by Chang Yu as an individual and 9,672,816 shares of common stock of China Tailong Group Limited in which Chang Yu owns 65% of such entity.
(3) Includes 101,785 shares beneficially owned and held by Timothy P. Halter, the sole officer and director of Halter Financial Group, Inc.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 30, 2005 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of 20 Dalian Road, Pingfang Development Zone, Harbin, China. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Percentage of beneficial ownership is based on 14,343,615 shares of our common stock outstanding as of August 30, 2005.

                            SELLING SECURITY HOLDERS

We have prepared this prospectus to allow the selling stockholders or their pledgees, donees, transferees or other successors in interest, to sell up to 2,429,064 shares of our common stock. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts. The selling stockholders are divided into two categories: (i) investors from our February 2005 Private Placement; and (ii) certain investors related to the Reorganization Agreement.

     February 2005 Private Placement
     -------------------------------

On February 3, 2005, we completed the sale of 590,283 shares of our common stock for $1.6941 per share to two accredited investors for a total of $1,000,000 (the " February Investors") pursuant to a stock purchase agreement (the "February 2005 Private Placement"). These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

The stock purchase agreement provided that (i) we shall file a registration statement within 30 days of the closing of the Stock Purchase Agreement with the Securities and Exchange Commission ("SEC") covering the resale of the subject shares of our common stock; (ii) the purchasers can require us to repurchase any or all of the February 2005 Private Placement shares acquired by the purchasers at the price per share paid by the purchasers thereunder at any time until the date on which the registration statement is filed by us for the February 2005 Private Placement shares; (iii) the purchasers shall collectively have the right to designate one member to our board of directors who shall serve as its Vice Chairman; (iv) all representations, warranties, covenants, and agreements contained in the stock purchase agreement shall survive the Closing; (v) we represented to the purchasers that its after tax net income for our 2004 fiscal year shall be at least $3,300,000, and in the event that we do not generate net income of at least $3,300,000 for its 2004 fiscal year we will issue to the purchasers additional shares as set forth in the stock purchase agreement; (vi) we represented to the purchasers that our after tax net income for our 2005 fiscal year shall be at least $3,800,000. In the event that we do not generate net income of at least $3,800,000 for our 2005 fiscal year, we shall cause certain controlling shareholders to forfeit shares owned by them and such shares shall then be treasury shares; and (vii) we entered into an escrow agreement with the purchasers which sets forth certain of our obligations in order to receive the purchase price for the February 2005 Private Placement shares.

As of May 12, 2005 when the forward stock split became effective, the 590,283 shares of our common stock purchased by the February Investors were converted to 672,923 shares.

     June 2005 Private Placement


On June 13, 2005, we completed the sale of 235,516 shares of our common stock for $1.4861 per share to two accredited investors for a total of $3,500,000 (the "June Investors") pursuant to a stock purchase agreement (the "June 2005 Private Placement"). These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.


     Reorganization Agreement
     ------------------------

Pursuant to the Reorganization Agreement, Halter Financial Group, Ltd. and Little and Company received registration rights and we are registering such shares of common stock to fulfill our obligations.

The table below presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the listed selling security holders and reflects holdings as of June 24, 2005. The term "selling stockholders" includes the security holders listed below and their transferees, pledgees, donees or other successors. The table assumes that the selling security  holders  will sell all of the shares  offered  under this  prospectus.
However, because the selling security holders may offer, from time to time, all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling security holders or that will be held by the selling security holders after completion of the sales. Information concerning the selling security holders may change from time to time. Changed information will be presented in a supplement to this prospectus if and when necessary and required.



                                     Beneficial Ownership of       Number of       Beneficial Ownership
                                      Common Stock Prior to      Shares to be        of Common Stock
                                            Offering              Sold Under       After the Offering
Selling Stockholder                  Number of     Percent of        This        Number of     Percent
                                      Shares         Class        Prospectus       Shares      of Class
Gary Evans                            75,432          0.5            75,432            0           0
Halter Financial Group, Inc. (1)     861,012          6.00          759,227            0           0
William P. Wells,                     1,628*          0.01            1,628            0           0
Stephen L. Parr                       1,628*          0.01            1,628            0           0
Travis L. Parr                        1,628*          0.01            1,628            0           0
David Parr                            1,628*          0.01            1,628            0           0
James W. McDowell, Jr.                1,628*          0.01            1,628            0           0
Pieter Bottelier                      8,140*          0.06            8,140            0           0

James Sasser                          8,140*          0.06            8,140            0           0

Chinamerica Fund, LLP                773,858          5.4           773,858            0           0
Little and Company  Investment       101,785          0.7           101,785            0           0
Securities
Stephen S. Taylor, Jr.                67,290          0.5            67,290            0           0
Holland Home Builders, Inc.           22,500          0.16           22,500            0           0
Guodong Dai                          604,552          4.2           604,552            0           0

Total                              2,530,849         17.64        2,429,064            0           0

(1) Includes 101,785 shares beneficially owned by Timothy P. Halter, the sole officer and director of Halter Financial Group, Inc.
*Each of these shareholders holds less than 1% of the outstanding shares of the Company.


                            DESCRIPTION OF SECURITIES

The descriptions in this section and in other sections of this prospectus of our securities and various provisions of our certificate of incorporation and our bylaws are limited solely to descriptions of the material terms of our securities, articles of incorporation and bylaws. Our Amended and Restated Certificate of Incorporation and bylaws have been filed with the SEC as exhibits to this registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 30, 2005, 14,343,615 shares of our common stock and no shares of our preferred stock were issued and outstanding.

     Common Stock
     ------------

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities. Upon liquidation, dissolution, or winding up of us, and after payment of creditors and preferred stockholders, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued, and non-assessable.

Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the board of directors.

     Preferred Stock
     ---------------

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our Company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.


     Shares Eligible for Future Sale

On August 30, 2005, 14,343,615 shares of our common stock were outstanding. Of the outstanding shares, 1,017,077 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k), or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of affecting a sale under Rule 144 commences on the date of transfer from the affiliate. However, in the SEC's interpretive letter to the NASD, the SEC concluded that promoters or affiliates of blank check companies and their transferees would be deemed underwriters, under the Act, when reselling the securities of a blank check company. The letter goes on to state that the securities held by the persons referenced above can only be sold through a registered offering and not in reliance on Rule 144. From approximately 1990 through February 2005, the date we completed the exchange with Tailong Holdings, we were a blank check company. Based on the forgoing, and as of August 30, 2005, approximately 1,013,258 shares of our restricted shares were eligible for sale under Rule 144. Based on management's review of our stock transfer records, each of the holders of the afore-referenced shares acquired their securities prior to the time that we became a blank check company.


There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus, or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

     Transfer Agent and Registrar
     ----------------------------

The Transfer Agent and Registrar for our common stock is Securities Transfer Corporation and its telephone number is (469) 633-0101.

                              PLAN OF DISTRIBUTION

We are registering a total of 2,429,064 shares of our common stock that are being offered by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
     - Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     - Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     - An exchange distribution in accordance with the rules of the applicable exchange;
     -    Privately negotiated transactions;
     - Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     -    A  combination  of any such  methods of sale;  and
     -    Any other method permitted pursuant to applicable law.

In the SEC's interpretive letter to the NASD, the SEC concluded that promoters or affiliates of blank check companies and their transferees would be deemed underwriters, under the Act, when reselling the securities of a blank check company. The letter goes on to state that the securities held by the persons referenced above can only be sold through a registered offering and not in reliance on Rule 144. As such, any selling stockholder who acquired his securities under circumstances similar to those described above will be precluded from selling their shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledges, or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee, or other successors in interest as selling stockholders under this prospectus.

                                  LEGAL MATTERS

The validity of the registration for the resale of common stock will be passed upon for us by King & Wood LLP.


                                     EXPERTS

The financial statements for China Tailong Holdings Company Limited (fka Pacific Dragon Fertilizer Limited) as of December 31, 2003 and for the year then ended included in this prospectus have been audited by Weinberg & Company, P.A. the registered independent accounting firm to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The financial statements for China Tailong Holdings Company Limited as of December 31, 2004 and for the year then ended included this prospectus have been audited by Kabani & Company, Inc., independent accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

The unaudited consolidated financial statements for China Agritech, Inc. as of June 30, 2005 and 2004 and for the periods then ended included this prospectus have been reviewed by Kabani & Company, Inc., independent accountants, and are included given upon the authority of that firm as experts in auditing and accounting.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE


On March 10, 2005 and April 6, 2005, we filed a Form 8-K and an amendment to Form 8-K, respectively, announcing the dismissal of Weinberg & Co., P.A. and the appointment of Kabani & Company, Inc. as our principal accountants to audit our financial statements, both effective March 5, 2005.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2, as amended, under the Securities Act in connection with the offering of the common stock by the selling stockholders. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

                              FINANCIAL STATEMENTS


TABLE OF CONTENTS


                                                                        PAGE NO.

Report of Independent Registered Public Accounting Firms......................49

Financial Statements

  Consolidated Balance Sheets.................................................51

  Consolidated Statements of Operations.......................................52

  Consolidated Statement of Changes in Stockholders' Equity
  (Partners' Capital).........................................................53

  Consolidated Statements of Cash Flows.......................................54

  Notes to Financial Statements...............................................55

             Report of Independent Registered Public Accounting Firm


TO THE STOCKHOLDERS AND BOARD OF DIRECTORS
OF CHINA TAILONG HOLDINGS COMPANY LIMITED

We have audited the accompanying consolidated balance sheet of China Tailong Holdings Company Limited and, Pacific Dragon Fertilizers Limited, its
subsidiary, as of December 31, 2004 and the consolidated statements of operations, changes in stockholders' equity and partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of China Tailong Holdings Company Limited. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of China Tailong Holdings Company Limited and its subsidiary as of December 31, 2004 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



Kabani & Company, Inc.
Huntington Beach, California

April 10, 2005

             Report of Independent Registered Public Accounting Firm

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CHINA TAILONG HOLDINGS COMPANY LIMITED AND PACIFIC DRAGON FERTILIZERS LIMITED:

We have audited the accompanying combined balance sheet of China Tailong Holdings Company Limited and Pacific Dragon Fertilizers Limited as of December 31, 2003 and the combined statements of operations, changes in stockholders' and partners' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the management of China Tailong Holdings Company Limited and Pacific Dragon Fertilizers Limited. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial positions of China Tailong Holdings Company Limited and Pacific Dragon Fertilizers Limited as of December 31, 2003 and the combined results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



Weinberg & Company, P.A

Boca Raton, Florida

January 17, 2005


                     CHINA TAILONG HOLDINGS COMPANY LIMTIED
          CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003

                                     ASSETS
                                                                       2004         2003
                                                                    ----------   ----------
Current Assets
Cash and cash equivalents                                           $   38,065   $   10,601
Accounts receivable, net of allowance for doubtful accounts of
   $48,193 and $48,193, respectively                                 5,559,437    1,977,584
Inventories                                                            552,142      983,679
Prepayments and other receivables                                      304,875      634,333
Amounts due from directors/shareholders                                   --         27,311
Loan receivable from a minority shareholder                               --      2,409,639
                                                                    ----------   ----------

Total Current Assets                                                 6,454,519    6,043,147

Property, plant and equipment, net of accumulated depreciation of
   $222,814 and $142,062, respectively                               1,128,452    1,256,302
                                                                    ----------   ----------

Total Assets                                                        $7,582,971   $7,299,449
                                                                    ==========   ==========

            LIABILITIES AND SHAREHOLDERS' EQUITY (PARTNERS' CAPITAL)

Current Liabilities
Current portion of installment loan                                 $     --     $    9,639
Accounts payable                                                       389,391      262,096
Accrued liabilities and other payables                                 254,861      278,573
Amounts due to related companies                                       532,606      875,941
Amounts due to directors                                               159,341         --
Amounts due to shareholders                                            383,078         --
Amount due to a minority shareholder                                      --        342,424
Loan payable to a minority shareholder                                    --         59,036
Taxes payable                                                          485,812      536,301
                                                                    ----------   ----------

Total Current Liabilities                                            2,205,089    2,364,010

                                                                    ----------   ----------

Commitments and Contingencies

Stockholders' Equity (Partner's Capital)
Common stocks; $0.13 par value; 10,000,000 shares authorized; 100
   shares (2003:2 shares) issued and outstanding,                           13            1
Partner's Capital                                                         --        450,575
Additional paid-in capital                                             276,131         --
Statutory reserves                                                     870,531         --
Accumulated other comprehensive income                                  22,511       21,714
Accumulated earnings                                                 4,208,696    4,463,149
                                                                    ----------   ----------

Shareholders' Equity (Partners' Capital)                             5,377,882    4,935,439
                                                                    ----------   ----------

Total Liabilities and Shareholders' Equity (Partners' Capital)      $7,582,971   $7,299,449
                                                                    ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                     CHINA TAILONG HOLDINGS COMPANY LIMTIED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003



                                                       2004            2003
                                                   ------------    ------------

Sales, net of VAT                                  $ 15,850,044    $ 12,179,847

Cost of goods sold                                   (8,153,463)     (6,450,245)
                                                   ------------    ------------

Gross profit                                          7,696,581       5,729,602
                                                   ------------    ------------

Operating expenses:

Selling expenses                                     (1,443,943)     (1,867,311)

Operating and administrative expenses                  (517,831)       (835,715)
                                                   ------------    ------------

  Total operating expenses                           (1,961,774)     (2,703,026)

Income from operations                                5,734,807       3,026,576
                                                   ------------    ------------

Other income (expenses):

Other income                                                933            --

Finance costs                                              (115)         (3,269)
                                                   ------------    ------------

  Total other income (expenses)                             818          (3,269)
                                                   ------------    ------------

Income before income taxes                            5,735,625       3,023,307

Provision for income taxes                           (1,982,252)     (1,016,577)
                                                   ------------    ------------

Net income                                         $  3,753,373    $  2,006,730
                                                   ============    ============

Basic and diluted earnings per share               $       0.35    $       0.19
                                                   ============    ============

Basic and diluted weighted
  average number of shares outstanding               10,606,158      10,606,158
                                                   ============    ============




   The accompanying notes are an integral part of these financial statements.

                     CHINA TAILONG HOLDINGS COMPANY LIMITED
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                               (PARTNERS' CAPITAL)
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                          Common stock              Additional
                 ------------------------------      paid-in        Statutory
                     Share           Amount          capital         reserve
                 -------------   --------------   -------------   -------------
Balance at
January 1,
2003                      --     $         --     $        --     $        --

Issuance of
Stock                        2                1            --              --

Net income                --               --              --              --
                 -------------   --------------   -------------   -------------
Balance at
December 31,
2003                         2                1            --              --

Increase in
additional paid
In capital                --               --           140,589            --

Increase in
capital                   --               --              --              --

Recapitalization
on reverse
acquisition                 98               12         135,542            --


Net income                --               --              --              --

Dividend                  --               --              --              --

Transfer to
reserve                   --               --              --           870,531
                 -------------   --------------   -------------   -------------
Balance at
December 31,
2004                       100   $           13   $     276,131   $     870,531
                 =============   ==============   =============   =============

                                   Accumulated
                                      other
                   Partner's      comprehensive    Accumulated
                    Capital           income        earnings          Total
                 -------------    -------------   -------------   -------------
Balance at
January 1,
2003                   450,575           21,714       2,456,419       2,928,708

Issuance of
Stock                     --               --              --                 1

Net income                --               --         2,006,730       2,006,730
                 -------------    -------------   -------------   -------------
Balance at
December 31,
2003                   450,575           21,714       4,463,149       4,935,439

Increase in
additional paid
In capital                  --             --              --           140,589

Increase in
capital                 50,000             --              --            50,000

Recapitalization
on reverse
acquisition           (500,575)             797            --          (364,224)

Net income                --               --         3,753,373       3,753,373

Dividend                  --               --        (3,137,295)     (3,137,295)

Transfer to
reserve                   --               --          (870,531)           --
                 -------------    -------------   -------------   -------------
Balance at
December 31,
2004             $        --      $      22,511   $   4,208,696   $   5,377,882
                 =============    =============   =============   =============

   The accompanying notes are an integral part of these financial statements.


                     CHINA TAILONG HOLDINGS COMPANY LIMTIED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                 2004           2003
                                                             -----------    -----------
Cash flows from operating activities
Net income                                                   $ 3,753,373    $ 2,006,730
Adjustment to reconcile net income to net cash
   provided by operating activities:
   Depreciation                                                  103,679         82,762
   Loss on disposal of fixed assets                               36,141           --
   Delivery charges                                                 (387)          --
Change in operating assets and liabilities:
   (Increase) decrease in:
   Accounts receivable, net                                   (3,581,853)      (951,646)
   Other receivable                                              103,886           --
   Inventories                                                   431,537      1,934,591
   Prepayments and other receivables                             232,500       (365,579)
   (Decrease) increase:
   Accounts payable                                              127,295       (327,370)
   Agency deposit                                                 (6,165)          --
   Accrued liabilities and other payables                        (17,543)       203,519
   Taxes payable                                                 (50,489)       535,407
                                                             -----------    -----------

   Net cash provided by operating activities                   1,131,974      3,118,414
                                                             -----------    -----------

Cash flows from investing activities
   Amounts due to directors                                         --          (20,283)
   Amounts due to related companies                             (875,941)       717,434
   Loan receivable from holding company                        2,409,639     (2,409,639)
   Proceed from disposal of fixed assets                             203           --
   Amount due to a related company                               190,182           --
   Amounts due from directors and related companies               20,382         (2,426)
   Purchase of investment                                       (364,458)          --
   Purchase of property, plant and equipment                     (11,789)    (1,205,382)
                                                             -----------    -----------

Net cash (used in) provided by investing activities            1,368,218     (2,920,296)
                                                             -----------    -----------

Cash flows from financing activities
   Decrease in interest bearing loan from holding company        (59,036)          --
   (Decrease) increase in bank overdraft                            --         (178,630)
   Repayment of installment loan                                  (9,639)        (9,639)
   Decrease in amounts due to directors/shareholders             542,419           --
   Increase in contributed capital                               190,823           --
   Dividend paid                                              (3,137,295)          --
                                                             -----------    -----------

Net cash used in financing activities                         (2,472,728)      (188,269)
                                                             -----------    -----------

Net increase in cash                                              27,464          9,849

Cash, beginning of year                                           10,601            752
                                                             -----------    -----------

Cash, end of year                                            $    38,065    $    10,601
                                                             ===========    ===========

Supplemental disclosure information
   Finance costs paid                                        $       115    $     3,269
                                                             ===========    ===========

   Income taxes paid                                         $ 2,066,497    $   515,753
                                                             ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                     CHINA TAILONG HOLDINGS COMPANY LIMITED
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2004 AND 2003


1.   DESCRIPTION OF BUSINESS AND BUSINESS COMBINATION
     ------------------------------------------------

     China Tailong Holdings Company Limited ("Tailong") was incorporated with limited liability on October 27, 2003 in Hong Kong. Tailong did not commence operations until June 8, 2004, at which time it entered into an agreement to acquire a 90% equity interest in Pacific Dragon Fertilizers Limited ("Pacific Dragon"), which was closed on October 9, 2004. Tailong had no other operation in 2004 and 2003.

     Pacific Dragon is a related entity registered in the People's Republic of China ("PRC") as a Sino-foreign equity joint venture. According to the joint venture agreement and the business license, the tenure of operation of the Company is 15 years from May 20, 1994 to May 19, 2009. The Company is engaged in the production and sale of liquid compound fertilizers. All current operations of the Company are in the PRC.

     Tailong and Pacific Dragon were under common control as the shareholders of Tailong were also the owners of Pacific Dragon before the acquisition of the 90% equity interest in Pacific Dragon by Tailong. Accordingly, the acquisition of the 90% equity interest in Pacific Dragon by Tailong was accounted for at historical cost in a manner similar to that in pooling of interests accounting. The consolidated financial statements for the years ended December 31, 2004 and 2003 included Tailong and Pacific Dragon.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

     Principal of consolidation
     --------------------------

     The accompanying consolidated financial statements include the accounts of the Tailong and its majority owned subsidiary, Pacific Dragon (collectively "the Company"). All significant inter-company accounts and transactions have been eliminated in consolidation. The combination of Tailong and Pacific Dragon, which are under common control, is accounted for at historical cost in a manner similar to pooling of interests accounting (see also Note 1 above).


     Cash and cash equivalents
     -------------------------

     Cash and cash equivalents include cash on hand, demand and time deposits with banks, and liquid investments with an original maturity of three months or less. All of Tailong's cash on hand and certain bank deposits are denominated in Renminbi ("RMB") and translated at the rate of US$1 to RMB8.3 (See Note 2)"Foreign Currency Translation").

     Inventories
     -----------

     Inventories are valued at the lower of cost (determined on a weighted average basis) or market. The Management compares the cost of inventories with their market value and an allowance is made for writing down the inventories to their market value, if lower.

     Property, plant and equipment
     -----------------------------

     Property, plant and equipment are recorded at cost. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant, property, and equipment are capitalized. These capitalized costs may include structural improvements, equipment, and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

     Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets: 5 to 10 years for plant and machinery; 5 years for factory building; 5 to 10 years for office equipment; and 3 to 5 years for motor vehicles.

     Long-lived assets
     -----------------

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations for a Disposal of a Segment of a Business." The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with SFAS 144. SFAS 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2004 and 2003, there were no significant impairments of its long-lived assets.


     Revenue recognition
     -------------------

     The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.


     Sales are presented net of value added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and sales discount is normally not granted after products are delivered.


     Income taxes
     ------------

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     Foreign currency translation
     ----------------------------

     Tailong maintains its books and accounting records in Renminbi ("RMB"), the PRC's official currency. Translation of amounts of all items, except for the paid-up capital, from RMB to United States dollars ("US$") is made at the single rate of exchange of US$1.00 to RMB8.30. The exchange rate was consistent at this rate during the years ended December 31, 2004 and 2003. The paid-up capital was translated at a rate US$1.00:RMB8.70 at the date of payment. The result was a translation gain of $21,714 which was recorded as accumulated other comprehensive income in the consolidated financial statements.

     On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate"). This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts.

     Stock-based compensation
     ------------------------

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for stock issued to employees" (APB 25) and related interpretations with proforma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB 25 and has opted for the disclosure provisions of SFAS No.123.

     Basic and diluted earnings per share
     ------------------------------------

     The Company has presented a dual presentation of basic and diluted earnings per share ("EPS") with a reconciliation of the numerator and denominator of the EPS computations. Basic EPS amounts are based on the weighted average shares of common stock outstanding. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share.

     Accounts and other receivables
     ------------------------------

     Accounts and other receivables are recorded at net realizable value, which consists of the carrying amount less an allowance for uncollectible accounts as needed.

     Tailong uses the allowance method to account for uncollectible receivable balances. Under the allowance method, if needed, an estimate of uncollectible customer balances is made based upon specific account balances that are considered uncollectible. Factors used to establish an allowance include the credit quality of the customer, whether the balance is significant, and whether attempts for collection have been made by legal or other means. If the amount is considered uncollectible, it is written off against the allowance balance. At December 31, 2004 and 2003, accounts receivables were net of allowances of $48,193 and $48,193, respectively.

     Fair values of financial instruments
     ------------------------------------

     Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

     Tailong's financial instruments primarily consist of cash and cash equivalents, accounts receivable, other receivables, loan to holding company, accounts payable and accruals, and short term and long-term related party borrowings.

     As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

     Related parties
     ---------------

     Parties are considered to be related to Tailong if the parties directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Tailong. Related parties also include principal owners of Tailong, its management, members of the immediate families of principal owners of Tailong and its management, and other parties with which Tailong may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party that can significantly influence the management or operating policies of the transacting parties or has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

     Use of estimates
     ----------------

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

     Statement of Cash Flow
     ----------------------

     In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations are calculated based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

     Segment Reporting
     -----------------

     Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. SFAS 131 has no effect on the Company's consolidated financial statements as the Company consists of one reportable business segment. All revenue is from customers in People's Republic of China. All of the Company's assets are located in People's Republic of China.


     Recent Pronouncements
     ---------------------

     In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.

     The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

     In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company is in the process of evaluating the impact of this pronouncement on its consolidated financial position, results of operations or cash flows.

     In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

     In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "ACCOUNTING IN CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company will evaluate the impact of EITF 03-01 once final guidance is issued.

3.   CONCENTRATIONS OF CREDIT RISK
     -----------------------------

     Financial instruments which potentially expose Tailong to concentrations of credit risk consist of cash and accounts receivable at December 31, 2004. Tailong performs ongoing evaluations of its cash position and credit evaluations to ensure collections and minimize losses.

     As of December 31, 2004, Tailong's bank deposits were all placed with banks in the PRC where there is currently no rule or regulation in place for obligatory insurance of bank accounts.

     For the years ended December 31, 2004 and 2003, all of Tailong's sales arose in the PRC. In addition, all accounts receivable as at December 2004 and 2003 also arose in the PRC.

     The largest three customers in the year 2004 accounted for approximately 9.0%, 8.3%, and 6.0% of Tailong's total revenues for 2004, while the largest three customers in 2003 accounted for 11.7%, 9.6% and 7.9% of Tailong's total revenues for 2003.

     The largest three vendors in the year 2004 accounted for approximately 17%, 15%, and 11%, of Tailong's total purchases for 2004, while the largest three vendors in 2003 accounted for 37.3%, 25.3% , and 22.1% of Tailong's total purchases for 2003.

4.   INVENTORIES
     -----------
                                                          2004          2003
                                                      -----------   -----------

     Raw materials                                    $   354,841   $   757,775
     Packing materials                                     81,712        81,624
     Finished goods                                       115,589       142,105
     Consumables                                             --           2,175
                                                      -----------   -----------

                                                      $   552,142   $   983,679
                                                      ===========   ===========


5.   AMOUNTS DUE FROM DIRECTORS/SHAREHOLDERS
     ---------------------------------------

     The amounts due from directors of $nil and $27,311 as of December 31, 2004 and 2003, respectively are unsecured, non-interest bearing advances and have no fixed repayment term.

6.   LOAN RECEIVABLE FROM A MINORITY SHAREHOLDER
     -------------------------------------------

     The loan receivable from a minority shareholder, Harbin Yin Long Industrial Limited, of $nil as of December 31, 2004 and $2,409,639 at December 31, 2003 was for a term of six months from December 15, 2003 to June 15, 2004. It bore interest at an annual interest rate of 1% and was secured by properties owned by the holding company. The loan was fully repaid in 2004.

7.   PROPERTY, PLANT AND EQUIPMENT
     -----------------------------

     Property, plant and equipment consist of the following as of December 31,:

                                                         2004           2003
                                                     -----------    -----------

     Plant and machinery                             $ 1,124,291    $ 1,121,735
     Factory building and decorations                      7,610         61,929
     Office equipment                                     81,307         76,642
     Motor vehicles                                      138,058        138,058
                                                     -----------    -----------

                                                       1,351,266      1,398,364
     Less: Accumulated depreciation                     (222,814)      (142,062)
                                                     -----------    -----------

                                                     $ 1,128,452    $ 1,256,302
                                                     ===========    ===========


8.   INSTALLMENT LOAN
     ----------------

     The installment loan was obtained for the purpose of acquiring a motor vehicle and bears interest at an annual rate of 5.49%. The loan is repayable by 24 monthly installments from January 2003 to December 2004. Each installment is $803 plus interest on the outstanding principal. The installment loan was fully repaid in 2004.

9.   AMOUNTS DUE TO DIRECTORS,  SHAREHOLDERS,  RELATED COMPANIES, AND A MINORITY
     ---------------------------------------------------------------------------
     SHAREHOLDER
     -----------

     The amounts due to directors, shareholders, related companies and to the minority shareholder, Harbin Yin Long Industrial Limited, are unsecured, non-interest bearing and have no fixed repayment date.

10.  INCOME TAXES
     ------------

     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     Pacific Dragon is subject to PRC Enterprise Income Tax at a rate of 33% on the net income.

     The provision for taxes on earnings for the years 2004 and 2003 consisted of:

                                                         2004           2003
                                                     -----------    -----------

     PRC Enterprise Income Tax                       $ 1,982,252    $ 1,016,577
                                                     ===========    ===========

     No provision for deferred tax (benefit) has been made as no significant deferred tax liabilities or assets existed as of either December 31, 2004 or 2003.


11.  RELATED PARTY TRANSACTIONS
     --------------------------

     During the years ended December 31, 2004 and 2003, the Company paid the following expenses or charges to related parties:

                                                         2004           2003
                                                     -----------    -----------

     Interest expense paid to holding company        $       115    $     3,904
                                                     ===========    ===========

     Rental expense paid to a related company        $   144,578    $    20,843
                                                     ===========    ===========

     On January 6, 2005, Pacific Dragon entered into a License Agreement with Mr. Chang Yu, director of the Company. Under this License Agreement, Mr. Chang Yu authorized Pacific Dragon to use the know-how in manufacturing organic liquid compound fertilizer owned by him for free until December 31, 2009.

12.  CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS
     ---------------------------------------------------

     The Company's operations are all carried out in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC and by the general state of the PRC's economy.

     The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

14.  LEASE COMMITMENT
     ----------------

     Tailong has entered into a tenancy agreement for the lease of factory and office premises from Harbin Yin Long Industrial Limited, one of Tailong's owners, for a period of ten years from January 1, 2004 to December 31, 2013. The related lease commitments for the next five years and thereafter are as follows:

     Year 2005                                                      $   144,578
     Year 2006                                                          144,578
     Year 2007                                                          144,578
     Year 2008                                                          144,578
     Year 2009                                                          144,578
     Year 2010 and thereafter                                           578,314
                                                                    -----------
                                                                    $ 1,301,204
                                                                    ===========

15. STATUTORY COMMON WELFARE FUND
     -----------------------------

     As stipulated by the Company Law of the People's Republic of China (PRC), net income after taxation can only be distributed as dividends after appropriation has been made for the following:

     (i)    Making up cumulative prior years' losses, if any;

     (ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital;

     (iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory common welfare fund", which is established for the purpose of providing employee facilities and other collective benefits to the Company's employees; and

     (iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

     The Company established a reserve for the annual contribution of 5% of net income to the welfare fund in 2004. The amount included in the statutory reserve for the year ended December 31, 2004 amounted to $290,177.

16.  STATUTORY RESERVE
     -----------------

     In accordance with the Chinese Company Law, the company has allocated 10% of its annual net income, amounting $580,354 and $nil as statutory reserve for the year ended December 31, 2004 and 2003, respectively.

17.  SUBSEQUENT EVENT
     ----------------

     On December 25, 2004, the Company and its stockholders entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such Reorganization became effective on February 3, 2005. The Reorganization Agreement provided for the acquisition by the Basic Empire Corporation from the Company's stockholders of all of the issued and outstanding Company shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Basic Empire Corporation.

     As a result of the combination with Basic Empire Corporation, the Company became a fertilizer manufacturer and conducts operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, the Company and the Company's 90% owned subsidiary, Pacific Dragon Fertilizer Co., Ltd. ("Pacific Dragon").

     The exchange of shares with Basic has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the Company obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of the Company, with the Company being treated as the continuing entity. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.


     On February 3, 2005, the Company completed the sale of 590,283 shares of our common stock for $1.6941 per share to two accredited investors for a total of $1,000,000 pursuant to a stock purchase agreement. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.


     On June 13, 2005, the company completed the sale of 235,516 shares of our common stock for $1.4861 per share to two accredited investors for a total of $350,000 pursuant to a stock purchase agreement. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired for investment.

     The Company is in the process of registering its 2,429,064 shares of common stock at 3.00 per share for total amount of 4,766,988.


                              CHINA AGRITECH, INC.
                           CONSOLIDATED BALANCE SHEET
                               As at June 30, 2005
                                   (Unaudited)

1        ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                          $   897,180
Cash held in escrow account                                                          1,350,000
Accounts receivable, net                                                            11,723,770
Prepayments and other receivables                                                      341,302
Due from shareholders                                                                  241,585
Due from related parties                                                                   530
Inventories                                                                          1,673,577
                                                                                   -----------

Total current assets                                                                16,227,944

PLANT AND EQUIPMENT, net                                                             1,079,213
                                                                                   -----------

                                                                                   $17,307,157
                                                                                   ===========

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable                                                                   $ 5,700,677
Accrued expenses and other payables                                                  1,131,732
Taxes payable                                                                        1,135,409
                                                                                   -----------

Total current liabilities                                                            7,967,818
                                                                                   -----------

MINORITY INTEREST                                                                      933,439
                                                                                   -----------

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 10,000,000 shares authorized; none issued and outstanding
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,108,099 shares
   issued and outstanding                                                               14,108
Additional paid-in capital                                                           1,733,613
Accumulated other comprehensive income                                                  20,260
Statutory reserves                                                                   1,262,236
Retained earnings                                                                    5,375,683
                                                                                   -----------

Total stockholders' equity                                                           8,405,900
                                                                                   -----------

                                                                                   $17,307,157
                                                                                   ===========



    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.


                              CHINA AGRITECH, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                 Three-month periods ended        Six-month periods ended
                                                          June 30,                        June 30,
                                                    2005            2004            2005            2004
Net sales                                       $ 10,184,925    $  5,519,830    $ 15,170,045    $  7,681,604
Cost of sales                                     (5,542,015)     (3,434,440)     (7,909,617)     (4,530,725)
                                                ------------    ------------    ------------    ------------

Gross profit                                       4,642,910       2,085,390       7,260,428       3,150,879

Operating expenses
   Selling expenses                               (1,011,984)       (422,123)     (1,378,798)       (644,716)
   General and administrative expenses              (461,298)       (124,919)       (979,635)       (224,785)
                                                ------------    ------------    ------------    ------------

   Total operating expense                        (1,473,282)       (547,042)     (2,358,433)       (869,501)
                                                ------------    ------------    ------------    ------------

Income from operations                             3,169,628       1,538,348       4,901,995       2,281,378

Other income (expenses)
Merger cost                                             --              --          (640,000)           --
  Loss on disposal of plant and equipment               --              --              --           (35,756)
  Finance cost                                          --               (22)             (2)           --
  Others                                                   6            --                14            (997)
                                                ------------    ------------    ------------    ------------

   Total other income (expenses)                           6             (22)       (639,988)        (36,753)
                                                ------------    ------------    ------------    ------------

Income before income taxes                         3,169,634       1,538,326       4,262,007       2,244,625
Provision for income taxes                        (1,113,788)       (573,789)     (1,837,463)       (724,454)
                                                ------------    ------------    ------------    ------------

Income before minority interest                    2,055,846         964,537       2,424,544       1,520,171
Minority interest                                   (206,856)           --          (353,784)           --
                                                ------------    ------------    ------------    ------------

Net income                                      $  1,848,990    $    964,537    $  2,070,760    $  1,520,171
                                                ============    ============    ============    ============

Basic earnings per share                        $       0.13    $       0.08    $       0.15    $       0.13
                                                ============    ============    ============    ============

Weighted average number of shares outstanding     14,108,099      12,091,628      13,985,405      12,091,628
                                                ============    ============    ============    ============


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.


                              CHINA AGRITECH, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

1.1.2    FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2005 AND 2004

                                   (Unaudited)

                                                                   2005           2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                     $ 2,070,760    $ 1,520,171
Adjustments to reconcile net income to net cash generated
   from (used in) operating activities:
Depreciation                                                        49,767         56,739
Minority interest                                                  353,784           --
Loss on disposal of property, plant and equipment                     --           35,756

(Increase) decrease in current assets:
Accounts receivable, net                                        (6,164,333)    (5,114,896)
Prepayments and other receivables                                  (43,356)       159,486
Inventories                                                     (1,121,435)       807,156
Increase (decrease) in current liabilities:
Accounts payable                                                 5,311,286      1,018,757
Accrued expenses and other payables                                878,149        223,947
Taxes payable                                                      649,597         68,230
                                                               -----------    -----------

Net cash provided by (used in) operating activities              1,984,219     (1,224,654)
                                                               -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Due from shareholders                                             (234,656)        27,311
Due from related parties                                              (530)        (7,833)
Loan repayment by related party                                       --        2,320,084
Cash acquired from reverse acquisition                             185,635           --
Acquisition of plant and equipment                                    (528)        (8,784)
Proceeds from disposal of property, plant and equipment               --              203
                                                               -----------    -----------

Net cash (used in) provided by investing activities                (50,079)     2,330,981
                                                               -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans                                                    --          (67,814)
Due to shareholders                                               (499,031)       137,769
Due to related companies                                          (575,994)    (1,166,552)
                                                               -----------    -----------

Net cash used in financing activities                           (1,075,025)    (1,096,597)
                                                               -----------    -----------

Net increase in cash and cash equivalents                          859,115          9,730
Cash and cash equivalents at beginning of period                    38,065         10,601
                                                               -----------    -----------

Cash and cash equivalents at end of period                     $   897,180    $    20,331
                                                               ===========    ===========
Supplementary disclosures of cash flow information:
    Income taxes paid                                          $ 1,140,254    $   735,922
                                                               ===========    ===========
Schedule of noncash financing activities:
    Cash from issue of common stock placed in escrow account   $ 1,350,000    $      --
                                                               ===========    ===========


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                              CHINA AGRITECH, INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2005
                                   (unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

China Agritech, Inc. (the "Company") was incorporated on January 5, 1925 under the laws of the State of Nevada as Argyle Mining Company for the development of mining claims. In 1970, the Company experienced a change in control and focused its business activities on the development of properties in Southern California. None of these efforts were successful and the Company has been dormant since 1986.

The Company has experienced several corporate name changes as follows:- Argyle Corporation in January 1960; Basic Empire in November 1963, Basic Empire Corporation in December 1976 and China Agritech, Inc. in May 2005.

The Company has had no operations, assets and liabilities since 1986, until the reorganization in February 2005 as described below.

On December 25, 2004, the Company, China Tailong Holdings Company Limited ("Tailong"), and the Tailong stockholders entered into the Agreement and Plan of Reorganization ("Reorganization Agreement"), as amended and such Reorganization became effective on February 3, 2005. The Reorganization Agreement provided for the acquisition by the Company from the Tailong stockholders of all of the issued and outstanding Tailong shares in exchange for 10,606,158 shares of newly issued restricted common stock of the Company.

As a result of the combination with Tailong, the Company became a fertilizer manufacturer and conducts operations in the People's Republic of China (the "PRC") through its wholly-owned subsidiary, Tailong and Tailong's 90% owned subsidiary, Pacific Dragon Fertilizer Co., Ltd. ("Pacific Dragon").

Tailong was  incorporated  on October  27, 2003 under the laws of Hong Kong.  On
October 9, 2004, Tailong acquired 90% of Pacific Dragon, which conducted Tailong's only business operation. Pacific Dragon is a foreign investment joint venture and was incorporated in the PRC on May 20, 1994. Pacific Dragon is classified as a Foreign Invested Enterprise ("FIE") in the PRC and is subject to the FIE laws of the PRC. Its legal structure is similar to a limited liability company organized under state laws in the United States. The Articles of Associations provide for a term of 15 years with registered capital of $500,000. Pacific Dragon engages in the business of manufacturing and marketing a series of organic liquid compound fertilizers. These products are marketed and sold to farmers in 11 provinces of China. Pacific Dragon conducts on-going research and development to enhance concentration of the organic liquid compound fertilizers and lower the manufacturing cost. The principal researchers in Pacific Dragon are Liu Shuhua and Liu Kangde. The annual expense on research and development is around RMB300,000 to 500,000 (approximately $36,276 to $60,460). As of September 30, 2004, we had an approximate annual production capacity of 5000 metric tons ("MT") for organic liquid compound fertilizers.

The exchange of shares with Tailong has been accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of the Tailong obtained control of the consolidated entity. Accordingly, the merger of the two companies has been recorded as a recapitalization of Tailong, with Tailong being treated as the continuing entity. The historical financial statements presented are those of Tailong. The continuing company has retained December 31 as its fiscal year end. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted.

NOTE 2 - BASIS OF PRESENTATION

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has a year-end of December 31.

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results for any future period. These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2004.


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
----------------

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Stock-based compensation
------------------------

The Company accounts for stock-based compensation plans under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using the existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the new fair value method. The Company uses the intrinsic value method prescribed by APB25 and has opted for the disclosure. The Company has not granted any options through March 31, 2005.

Income Taxes
------------

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company records a valuation allowance for deferred tax assets, if any, based on its estimates of its future taxable income as well as its tax planning strategies when it is more likely than not that a portion or all of its deferred tax assets will not be realized. If the Company is able to utilize more of its deferred tax assets than the net amount previously recorded when unanticipated events occur, an adjustment to deferred tax assets would increase the Company net income when those events occur.

Foreign currency translation
----------------------------

The Company uses the United States dollar ("U.S. dollars") for financial reporting purposes. The Company's subsidiaries maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted. In general, for consolidation purposes, the Company translates the subsidiaries' assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of the subsidiaries' financial statements are recorded as accumulated other comprehensive income.

In particular, Renminbi ("RMB"), the PRC's official currency, is the functional currency of Pacific Dragon. Translation of amounts of all items, except for the paid-up capital, from RMB to United States dollars ("US$") is made at the single rate of exchange of US$1.00 to RMB8.30. The exchange rate was consistent at this rate during the six months ended June 30, 2005 and 2004. The paid-up capital was translated at a rate US$1.00:RMB8.70 at the date of payment. The result was a cumulative translation gain of $20,260 which was recorded as accumulated other comprehensive income in the consolidated financial statements.

Before July 22, 2005, RMB had been pegged at 8.28 against the U.S. dollars. On July 22, 2005, the PRC government revalued RMB and announced a change in its currency policy to allow RMB to float against a basket of currencies. However, it does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts.

Fair values of financial instruments
------------------------------------

Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values of financial instruments.

The  Company's  financial   instruments  primarily  consist  of  cash  and  cash
equivalents, accounts receivable, other receivables, accounts payable and accruals, and related party advances and borrowings.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheet. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Earning per share (EPS)
-----------------------

Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is not presented as the Company has no potential common stock outstanding.

A stock dividend or split is accounted for retrospectively by considering it outstanding for the entirety of each period presented.

Segment Reporting
-----------------

Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS No. 131"), requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. FAS No. 131 has no effect on the Company's consolidated financial statements as the Company operates in one reportable business segment - manufacture and marketing of fertilizers in China.

Recent Accounting Pronouncements
--------------------------------

In November 2004, the FASB has issued FASB Statement No. 151, "Inventory Costs, an Amendment of ARB No. 43, Chapter 4" ("FAS No. 151"). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. The Company does not expect the adoption of FAS No. 151 to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company does not expect the adoption of FAS No. 123R to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2004, the FASB issued FASB Statement No. 153, "Exchanges of Nonmonetary Assets." This Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2005, the FASB issued FASB Statement No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In June 2005, the FASB ratified the EITF consensus to amend EITF No. 96-16, "Investor's Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholders Have Certain Approval or Veto Rights". The EITF agreed to amend the Protective Rights section of this consensus, as well as Example of Exhibit 96-16A, to be consistent with the consensus reached in Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similarly Entity When the Limited Partners Have Certain Rights." The provisions of this amendments should be applied prospectively to new investments and to investment agreements that are modified after June 29, 2005. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future consolidated financial statements.

NOTE 4 - DUE FROM SHAREHOLDERS / RELATED PARTIES

The  amounts  due  from   shareholders   and  related  parties  were  unsecured,
non-interest bearing and repayable on demand.

NOTE 5 - INVENTORIES

Inventories as of June 30, 2005 consist of:

     Raw materials                                    $    21,779
     Packing materials                                     19,503
     Work-in-progress                                   1,569,400
     Finished goods                                        62,895
                                                      -----------

                                                      $ 1,673,577
                                                      ===========

NOTE 6 - PLANT AND EQUIPMENT

Plant and equipment as of June 30, 2005 consist of:

     Plant          and                               $ 1,130,439
     machinery
     Leasehold                                              1,461
     improvements
     Equipment                                             81,835
     Motor vehicles                                       138,058
                                                      -----------

                                                        1,351,793
     Less:  Accumulated                                  (272,580)
     depreciation
                                                      -----------

                                                      $ 1,079,213
                                                      ===========

NOTE 7 - COMMON STOCK

Pursuant to the Reorganization Agreement (as defined in Note 1 "Organization and Description of Business" above), the Company issued 10,606,158 shares of newly issued restricted common stock in exchange for all of the issued and outstanding common stock of Tailong.

On February 3, 2005, and following the combination with Tailong, the Company completed the sale of 590,283 shares of its restricted common stock ("Private Placement Shares") for $1.6941 per share for a total of $1,000,000 to accredited investors pursuant to the stock purchase agreement dated February 3, 2005.

On May 12, 2005, the Company effected a forward stock split whereby each share of issued and outstanding common stock is converted into 1.14 shares of the Company's common stock. As a result, the common stock amount has been increased proportionately based on the forward stock split ratio and the additional paid-in capital has been reduced by the same amount.

On June 13, 2005, the Company entered into a stock purchase agreement for the sale of 230,516 shares of the Company's common stock for $1.4861 per share for a total of $350,000. As the shares have not been issued as of June 30, 2005, the amount of $350,000 received in escrow account is fully credited to additional paid-in capital.

NOTE 8 - STATUTORY RESERVES

As stipulated by the PRC's Company Law, the Company's 90% owned subsidiary, Pacific Dragon's net income after taxation can only be distributed as dividends after appropriation has been made for the following:

(i) Making up cumulative prior years' losses, if any;
(ii) Allocations to the "Statutory surplus reserve" of at least 10% of income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of Pacific Dragon's registered capital, which is restricted for set off against losses, expansion of production and operation or increase in registered capital;
(iii) Allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to Pacific Dragon's "Statutory common welfare fund", which is restricted for capital expenditure for the collective benefits of the Company's employees; and
(iv) Allocations to the discretionary surplus reserve, if approved in the shareholders' general meeting.

During the six-month period ended June 30, 2005, Pacific Dragon transferred $530,675 from retained earnings to statutory reserves in compliance with the above regulations. As of June 30, 2005, statutory reserves comprise $841,491 and $420,745 in respect of statutory surplus reserve and statutory common welfare fund, respectively, included in the consolidated balance sheet which are attributable to the Company.

NOTE 9 - INCOME TAXES

The Company is registered in the State of Delaware whereas its subsidiaries are in Hong Kong and the PRC, respectively. The Company and its Hong Kong subsidiary have incurred net accumulated operating losses for income tax purposes and hence have not made any provision for current income taxes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future and hence the deferred tax assets consisting of these net accumulated operating losses have been fully offset by a valuation allowance.

Provision for income taxes for the six and three months ended June 30, 2005 and 2004 represented PRC income taxes on the income from operations of Pacific Dragon. Pursuant to PRC Income Tax Laws, Pacific Dragon is subject to Enterprise Income Taxes at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax.

NOTE 10 - BASIC EARNINGS PER SHARE

Basic earnings per share for the six and three months ended June 31, 2005 and 2004, were determined by dividing net income for the periods by the weighted average number of common shares outstanding.

The Company accounts for the forward stock split of each outstanding common share into fourteen one hundredths (1:14) common shares on April 21, 2005 on a retrospective basis by considering it outstanding for the entirety of the six and three months ended both June 30, 2005 and 2004.

NOTE 11 - RECLASSIFICATION OF PRIOR PERIOD AMOUNTS

Certain prior period amounts have been reclassified to conform to the current period's presentation.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company's PRC subsidiary, Pacific Dragon, has entered into a tenancy agreement with. ("Yinlong Industrial"), the joint venture partners holding 10% equity interest in Pacific Dragon to lease two factory plants and one office building with a total floor area of 7,018 sq. meters for a term of 10 years from January 1, 2004 to December 31, 2013 at an annual rent of RMB1,200,000 (equivalent to $144,578). During the six and three months ended June 30, 2005, the Company paid $72,289 and $36,145, respectively to Yinglong Industrial (see
Note 14).

NOTE 13 - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Company's operations are all carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC's economy.

The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 14 - SUBSEQUENT EVENT

On July 1, 2005, Pacific Dragon entered into a supplemental tenancy agreement with Yinlong Industrial whereby the annual rental for the lease of two factory plants and one office building is increased from RMB1,200,000 (equivalent to $144,578) to RMB1,800,000 (equivalent to $216,867) effective from July 1, 2005 (see Note 12).

                              CHINA AGRITECH, INC.



                               2,429,064 Shares of
                                  Common Stock



                                   PROSPECTUS



                                October __, 2005





DEAL PROSPECTUS DELIVERY OBLIGATION

UNTIL ________, 2005 ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Our Amended and Restated Certificate of Incorporation and our Bylaws provide for the indemnification of a present or former director or officer. Such indemnification shall include expenses, including attorney's fees actually or reasonably incurred by him. We may indemnify such individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit, or proceeding brought because such individual is one of our directors or officers.


ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of various expenses, all of which we will pay in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

         SEC Registration Fee                                        $  1,115
         Accounting Fees and Expenses                                $150,000
         Legal Fees and Expenses                                     $ 40,000
         Miscellaneous                                               $    300
         Total                                                       $191,415

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

On May 25, 2004, we issued 714,285 shares of restricted common stock to Halter Financial Group, Inc., an entity owned by Timothy P. Halter, at the price of $0.28 per share for gross proceeds of $200,000. As a result, on such date, Halter Financial Group, Inc. became the controlling shareholder of us, owning 714,285 shares of the 1,089,077 issued and outstanding shares of our common stock. These issuances were made in reliance on Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired solely for investment.

On February 3, 2005, we completed the sale of 590,283 shares of our common stock for $1.6941 per share to two accredited investors for a total of $1,000,000 pursuant to a stock purchase agreement. These issuances were made in reliance on
Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired solely for investment.

The stock purchase agreement provided that (i) we shall file a registration statement within 30 days of the closing of the Stock Purchase Agreement with the Securities and Exchange Commission ("SEC") covering the resale of the subject shares of our common stock; (ii) the purchasers can require us to repurchase any or all of the February 2005 Private Placement shares acquired by the purchasers at the price per share paid by the purchasers thereunder at any time until the date on which the registration statement is filed by us for the February 2005 Private Placement shares; (iii) the purchasers shall, collectively, have the right to designate one member to our board of directors who shall serve as its Vice Chairman; (iv) all representations, warranties, covenants, and agreements contained in the stock purchase agreement shall survive the Closing; (v) we represented to the purchasers that our after tax net income for our 2004 fiscal year shall be at least $3,300,000 and in the event that we do not generate net income of at least $3,300,000 for our 2004 fiscal year, we will issue to the purchasers additional shares as set forth in the stock purchase agreement; (vi) we represented to the purchasers that our after tax net income for our 2005 fiscal year shall be at least $3,800,000. In the event that we do not generate net income of at least $3,800,000 for our 2005 fiscal year, we shall cause certain of our controlling shareholders to forfeit shares owned by them and such shares shall then be treasury shares; and (vii) we entered into an escrow agreement with the purchasers which sets forth certain of our obligations in order to receive the purchase price for the February 2005 Private Placement shares.

On June 13, 2005,  we completed  the sale of 235,516  shares of our common stock for $1.4861 per share to two accredited investors for a total of $350,000 pursuant to a stock purchase agreement. These issuances were made in reliance on
Section 4(2) of the Act and/or Regulation D, and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment, and who represented to us that the shares were being acquired solely for investment.


ITEM 27.   EXHIBITS

The following Exhibits are attached hereto and incorporated herein by reference.

----------------- --------------------------------------------------------------
Exhibit No.       Description
----------------- --------------------------------------------------------------
2.1*              Agreement and Plan of Reorganization, dated as of December 25,
                  2004,  as amended,  by and among China  Agritech,  Inc.  (then named Basic Empire Corp, Tailong Holdings and Tailong Holdings
                  Stockholders.
----------------- --------------------------------------------------------------
3.1               Amended and Restated  Certificates of  Incorporation  of China
                  Agritech, Inc.;
----------------- --------------------------------------------------------------
3.2               Bylaws of China Agritech, Inc. adopted on 2005.

----------------- --------------------------------------------------------------
3.3*              Bylaws of Tailong adopted on October 21, 2003.

----------------- --------------------------------------------------------------
3.4*              Articles of  Association  of Pacific Dragon adopted on June 9,
                  2004.
----------------- --------------------------------------------------------------
5.1               Opinion regarding legality
----------------- --------------------------------------------------------------
10.1*             Transfer  Agreement,  dated as of June 8,  2004,  by and among shareholders of Pacific Dragon
----------------- --------------------------------------------------------------
10.2              Escrow  Agreement  dated  January  25,  2005 by and  among the
                  Company, Chinamerica Fund, LLP, Gary Evans, and the Securities
                  Transfer Corporation.
----------------- --------------------------------------------------------------
10.3*             Stock Purchase  Agreement dated February 3, 2005, by and among
                  Chinamerica Fund, LLP, Gary Evans and the Company
----------------- --------------------------------------------------------------
10.4*             License  Agreement  between Chang Yu and Pacific  Dragon dated
                  January 6, 2005.
----------------- --------------------------------------------------------------
10.5*             Employment Contract between Chang Yu and Pacific Dragon.
----------------- --------------------------------------------------------------
10.6*             Lease between  Pacific  Dragon and  Yinglong  Industrial dated
                  December 30,2003.
----------------- --------------------------------------------------------------
10.7*             Transfer of Capital  Contribution  and Profit  Agreement dated
                  June 8, 2004, by and among Tailong  Holdings,  Harbing Yinlong
                  Co. Ltd.,  Beijing Taiming Applied Technology  Institute,  and
                  Cathay-Pacific Enterprises Ltd.
----------------- --------------------------------------------------------------

----------------- --------------------------------------------------------------
10.8*             Joint  Venture  Contract  of  Sino-foreign  Contractual  Joint
                  Venture Pacific Dragon dated June 9, 2004.
----------------- --------------------------------------------------------------
10.9              Stock  Purchase  Agreement  dated  June 13,  2005 by and among
                  Chinamerica Fund, LLP, Steven S. Taylor, Jr. and the Company.
----------------- --------------------------------------------------------------
21*               Subsidiaries of the Registrant
----------------- --------------------------------------------------------------
23.1*             Consent of King and Wood (Included in Exhibit 5.1)
----------------- --------------------------------------------------------------
23.2              Consent of Kabani & Company, Inc.
----------------- --------------------------------------------------------------
23.3              Consent of Weinberg & Company, P.A.
----------------- --------------------------------------------------------------
* Previously filed

ITEM 28.   UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, on November 3, 2005.

                                                      CHINA AGRITECH, INC.

                                                      By: /s/ Chang Yu
                                                         -----------------------
                                                         President and CEO

                                                      By: /s/ Lijun Peng
                                                         -----------------------
                                                         CFO and Controller


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE               TITLE                                   DATE
--------------------    -----------------------------------     ----------------

/s/ Chang Yu            President, Chief Executive Officer,
--------------------    Secretary and a Director                November 3, 2005
Chang Yu


/s/ Lijun Peng          CFO and Controller
--------------------                                            November 3, 2005
Lijun Peng













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